Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DELTA AIR LINES, INC.,

NAUTILUS MERGER CORPORATION

AND

NORTHWEST AIRLINES CORPORATION

DATED AS OF APRIL 14, 2008

AGREEMENT AND PLAN OF MERGER

TABLE OF CONTENTS

Page

ARTICLE I

THE MERGER

SECTION 1.1 The Merger	2
SECTION 1.2 Closing	2
SECTION 1.3 Effective Time	2
SECTION 1.4 Effects of the Merger	2
SECTION 1.5 Organizational Documents of the Surviving Corporation	2
SECTION 1.6 Directors and Officers of the Surviving Corporation	2
SECTION 1.7 Governance	3
SECTION 1.8 Alternative Structure	3

ARTICLE II

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

SECTION 2.1 Effect on Capital Stock	4
SECTION 2.2 Exchange of Shares and Certificates	5

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1 Representations and Warranties of Northwest	8
SECTION 3.2 Representations and Warranties of Delta and Merger Sub	28

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1 Conduct of Business	47
SECTION 4.2 No Solicitation	51

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 14, 2008, by and among DELTA AIR LINES, INC., a Delaware corporation (“Delta”), NAUTILUS MERGER CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of Delta (“Merger Sub”) and NORTHWEST AIRLINES CORPORATION, a Delaware corporation (“Northwest”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of each of Delta, Merger Sub and Northwest have deemed it advisable and fair to and in the best interests of such corporation and its stockholders that Delta and Northwest engage in a business combination in order to advance their respective long-term strategic business interests; and

WHEREAS, in furtherance thereof, the Boards of Directors of each of Delta, Merger Sub and Northwest have approved this Agreement and the merger of Merger Sub with and into Northwest, with Northwest continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”); and

WHEREAS, the Board of Directors of Northwest has determined to recommend to its stockholders adoption of this Agreement (the “Northwest Stockholder Approval”); and

WHEREAS, the Board of Directors of Delta has approved, and has determined to recommend to its stockholders approval of, the issuance of shares of Delta Common Stock (as defined in Section 2.1(a)) in connection with the Merger (the “Delta Stockholder Approval”); and

WHEREAS, Delta, as the sole stockholder of Merger Sub, has approved this Agreement and the Merger; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1   The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Northwest, the separate corporate existence of Merger Sub shall cease, and Northwest shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the property, rights, privileges, powers and franchises of Merger Sub in accordance with the DGCL.

SECTION 1.2   Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

SECTION 1.3   Effective Time.  Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date the parties shall cause the Merger to be consummated by filing a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the “Certificate of Merger”), with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as shall be agreed upon by Delta and Northwest and specified in the Certificate of Merger, which date shall be not more than 90 days after the date the Certificate of Merger is received for filing.  The time at which the Merger becomes effective is referred to herein as the “Effective Time.”

SECTION 1.4   Effects of the Merger.  At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

SECTION 1.5   Organizational Documents of the Surviving Corporation.  The certificate of incorporation of Northwest, as in effect immediately prior to the Effective Time, shall thereafter be the certificate of incorporation of the Surviving Corporation, until amended in accordance with Applicable Laws (as defined in Section 3.1(g)(ii)) and as provided in such certificate of incorporation.  The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall thereafter be the bylaws of the Surviving Corporation, until amended in accordance with Applicable Laws and as provided in such bylaws.

SECTION 1.6   Directors and Officers of the Surviving Corporation.  The directors of Merger Sub shall, from and after the Effective Time, become the initial directors of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and Applicable Laws.  The officers of Merger Sub shall, from and after the Effective Time, become the initial officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

SECTION 1.7   Governance.

(a)           The Delta Charter (as defined in Section 3.2(a)(ii)) as in effect immediately prior to the Effective Time shall thereafter be the certificate of incorporation of Delta, until amended in accordance with Applicable Laws and as provided in such certificate of incorporation.

(b)           On or prior to the Effective Time, the Board of Directors of Delta shall cause the number of directors that will comprise the full Board of Directors of Delta at the Effective Time to be 12.  The members of the Board of Directors of Delta at the Effective Time shall be, as specified on Schedule 1.7, (1) 7 members of the Board of Directors of Delta prior to the Effective Time (the “Delta Continuing Directors”), which Delta Continuing Directors shall include the current Chief Executive Officer of Delta and  the current Chairman of the Board of Directors of Delta, and (2) 5 members of the Board of Directors of Northwest prior to the Effective Time (the “Northwest Continuing Directors”), which Northwest Continuing Directors shall include the current Chief Executive Officer of Northwest and the current Chairman of the Board of Directors of Northwest.  As of the Effective Time, (i) the current Delta Chief Executive Officer shall serve as Chief Executive Officer of Delta, (ii) the current Chairman of the Board of Directors of Delta shall serve as Chairman of the Board of Directors of Delta, and (iii) the current Chairman of the Board of Directors of Northwest shall serve as Non-Executive Vice Chairman of the Board of Directors of Delta.  In addition, if applicable, the size of the Board of Directors may be increased by one to include a labor representative.

(c)           As of the Effective Time, the headquarters of Delta will be located in Atlanta, Georgia.

(d)           As of the Effective Time, the name of Delta shall remain “Delta Air Lines, Inc.”

SECTION 1.8   Alternative Structure.  The parties agree to reasonably cooperate in the consideration of alternative structures to implement the transactions contemplated by this Agreement that are mutually agreeable to Northwest and Delta as long as such alternative structure does not impose any material delay on, or condition to, the consummation of the Merger, or adversely affect any of the parties hereto or either Delta’s and Northwest’s stockholders or result in additional liability to directors or officers.

ARTICLE II

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

SECTION 2.1   Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Delta, Merger Sub, Northwest or the holders of any shares of common stock, par value $0.01 per share, of Northwest (“Northwest Common Stock”):

(a)           Conversion of Northwest Common Stock.  Subject to Sections 2.1(e) and 2.1(f), each share of Northwest Common Stock (i) issued and outstanding immediately prior to the Effective Time or (ii) to be issued pursuant to the Northwest Distribution Reserve (as defined in Section 3.1(b)(i)), other than any shares of Northwest Common Stock to be canceled pursuant to Section 2.1(c), shall be automatically converted into and become the right to receive 1.25 (the “Exchange Ratio”) fully paid and nonassessable shares of common stock, par value $0.0001 per share (“Delta Common Stock”), of Delta (the “Merger Consideration”).  As a result of the Merger, at the Effective Time, each holder of a Certificate (as defined in Section 2.2(b)) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of the shares of Northwest Common Stock represented by such Certificate immediately prior to the Effective Time, any cash in lieu of fractional shares payable pursuant to Section 2.1(e) and any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 2.2(i)).

(b)           Capital Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c)           Cancellation of Shares.  Each share of Northwest Common Stock owned by Delta, Merger Sub or Northwest immediately prior to the Effective Time shall automatically be extinguished without any conversion, and no consideration shall be delivered in respect thereof.

(d)           Northwest Options and Stock Unit Awards.  At the Effective Time, subject to and in accordance with Section 5.11(a), all options to purchase Northwest Common Stock and all stock appreciation rights in respect of Northwest Common Stock (each stock option and stock appreciation right, a “Northwest Option”) and all restricted stock units and rights to receive shares of Northwest Common Stock or an amount in cash measured by the value of a number of shares of Northwest Common Stock (each, a “Northwest Stock Unit Award”), in each case, issued and outstanding at the Effective Time under a Northwest Stock Plan (as defined in Section 3.1(b)(i)), shall be assumed by Delta.

(e)           Fractional Shares.  No fraction of a share of Delta Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Northwest

Common Stock who would otherwise be entitled to a fraction of a share of Delta Common Stock (after aggregating all shares of Delta Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate or Certificates (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.2(i)), receive from Delta an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) the fractional share interest (after aggregating all shares of Delta Common Stock that would otherwise be received by such holder) which such holder would otherwise receive, multiplied by (ii) the volume-weighted average price of one share of Delta Common Stock, as reported by Bloomberg, L.P., on the last trading day prior to the Effective Time.

(f)            Adjustments to Exchange Ratio.  The Exchange Ratio and the Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Delta Common Stock or Northwest Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Delta Common Stock or Northwest Common Stock having a record date occurring on or after the date hereof and prior to the Effective Time; provided, however, that nothing in this Section 2.1(f) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

SECTION 2.2   Exchange of Shares and Certificates.

(a)           Exchange Agent.  Prior to the Effective Time, Delta shall engage Wells Fargo Shareowner Services or another institution reasonably satisfactory to Northwest to act as exchange agent in connection with the Merger (the “Exchange Agent”).  At or prior to the Effective Time, Delta shall deposit with the Exchange Agent, in trust for the benefit of (i) the holders of shares of Northwest Common Stock immediately prior to the Effective Time and (ii) the holders of claims entitled to distributions from the Northwest Distribution Reserve, certificates representing the shares of Delta Common Stock issuable pursuant to Section 2.1(a) (or appropriate alternative arrangements shall be made by Delta if uncertificated shares of Delta Common Stock will be issued).  In addition, Delta shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(e) and any dividends or distributions to which holders of shares of Northwest Common Stock may be entitled pursuant to Section 2.2(c).  All cash and certificates representing shares of Delta Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b)           Exchange Procedures.  As soon as reasonably practical after the Effective Time, and in any event within 5 business days after the Effective Time, Delta shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Northwest Common Stock (the “Certificates”), which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in form and substance reasonably satisfactory to Delta and Northwest) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for whole shares of Delta Common Stock in book-entry form, cash in lieu of any fractional shares pursuant to Section 2.1(e) and any dividends or other distributions payable pursuant to Section 2.2(c).  Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor that number of whole shares of Delta Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 (which shall be in uncertificated book-entry form), payment by cash or check in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c), and the Certificates so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of shares of Northwest Common Stock which is not registered in the transfer records of Northwest, the proper number of shares of Delta Common Stock in book-entry form may be issued to a Person (as defined in Section 8.3(p)) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes (as defined in Section 3.1(j)) required by reason of the issuance of shares of Delta Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Delta that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(e) or Section 2.2(c)) upon such surrender.  No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(e) or Section 2.2(c).

(c)           Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to shares of Delta Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Delta Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(e) hereof, until such Certificate has been surrendered in accordance with this Article II.  Subject to Applicable Laws, following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Delta Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of Delta Common Stock to which such holder is entitled pursuant to Section 2.1(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Delta Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Delta Common Stock.

(d)           No Further Ownership Rights in Northwest Common Stock.  All shares of Delta Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(e) or

Section 2.2(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the shares of Northwest Common Stock previously represented by such Certificates.  After the Effective Time, the stock transfer books of Northwest shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Northwest Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e)           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates one year after the Effective Time shall be delivered to Delta, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Delta for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Delta Common Stock pursuant to Section 2.1(e) and any dividends or distributions pursuant to Section 2.2(c).

(f)            No Liability.  None of Delta, Merger Sub, Northwest or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any shares of Delta Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)           Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Delta on a daily basis, provided, that no such investment or loss thereon shall affect the amounts payable to former stockholders of Northwest after the Effective Time pursuant to this Article II.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to Delta.

(h)           Withholding Rights.  Delta and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Northwest Common Stock immediately prior to the Effective Time such amounts as Delta or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign Tax law.  To the extent that amounts are so withheld by Delta or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(i)            Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Delta Common Stock as may be required pursuant to Section 2.1(a), cash for fractional shares pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c); provided, however, that Delta may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in a form reasonably satisfactory to Delta, or a bond in such sum as Delta may reasonably direct as indemnity, against any claim that may be made against Delta or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1   Representations and Warranties of Northwest.  Except as set forth in (i) the disclosure schedule dated as of the date of this Agreement delivered by Northwest to Delta concurrently with the execution and delivery by Northwest of this Agreement (the “Northwest Disclosure Schedule”) or (ii) the Northwest SEC Documents (as defined in Section 3.1(d)(i)) filed with the SEC (as defined in Section 3.1(c)(v)(C)) since January 1, 2007 and prior to the date hereof (except for cautionary, predictive or forward-looking statements contained therein), Northwest represents and warrants to Delta and Merger Sub as set forth in this Section 3.1.

(a)           Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

(i)            Organization, Standing and Corporate Power.  Northwest and each of its Subsidiaries (as defined in Section 8.3(r)) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated or otherwise organized and has the requisite corporate (or similar) power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as currently conducted, except for those jurisdictions in which the failure to have such power, authority or government approvals and to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(m)) on Northwest and its Subsidiaries, taken as a whole.  Each of Northwest and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(ii)           Charter Documents.  Northwest has delivered or made available to Delta prior to the execution of this Agreement complete and correct copies of (A) the Amended and Restated Certificate of Incorporation of Northwest (including all certificates of designation), as amended and currently in effect (the “Northwest Charter”), and the By-Laws of Northwest, as amended and currently in effect (the “Northwest By-Laws,” and, together with the Northwest Charter, the “Northwest Organizational Documents”) and (B) the articles or certificate of incorporation and By-Laws or like organizational documents of each Significant Subsidiary (as defined in Section 8.3(q)) of Northwest, as amended and currently in effect (collectively, the “Northwest Subsidiary Organizational Documents”), and each such instrument is in full force and effect.  Northwest is not in material violation of the Northwest Organizational Documents and no Significant Subsidiary of Northwest is in material violation of its Northwest Subsidiary Organizational Documents.

(iii)          Subsidiaries.  Section 3.1(a)(iii) of the Northwest Disclosure Schedule lists all of the Subsidiaries of Northwest.  All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Northwest have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Northwest, free and clear of all mortgages, pledges, claims, infringements, liens, charges, encumbrances and security interests (collectively, “Liens”), and free of any other restriction (including preemptive rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests other than those imposed by law).

(b)           Capital Structure.

(i)            The authorized capital stock of Northwest consists of 400,000,000 shares of Northwest Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Northwest Preferred Stock,” which includes 400,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 reserved for issuance in connection with the rights distributed to holders of Northwest Common Stock (the “Northwest Rights”) pursuant to the Rights Agreement, dated as of May 25, 2007, by and between Northwest and Computershare Trust Company, N.A. (the “Northwest Rights Agreement”).  As of the close of business on April 10, 2008 (A) 243,903,924 shares of Northwest Common Stock were issued and outstanding, (B) 19,512,633 shares of Northwest Common Stock are to be issued pursuant to the reserve (the “Northwest Distribution Reserve”) created pursuant to Section 6.6 of Northwest’s First Amended Joint and Consolidated Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated March 30, 2007, as amended or supplemented prior to the date hereof (the “Northwest Plan of Reorganization”), for distribution to holders of General Unsecured Claims pending resolution of Disputed Claims (as such terms are defined in the Northwest Plan of Reorganization); (C) 2,931 shares of Northwest Common Stock were held by Northwest in its treasury; (D) no shares of Northwest Preferred Stock were issued and outstanding; (E) no warrants to purchase shares of Northwest Common Stock were issued and outstanding; (F) 5,873,481 shares of Northwest Common Stock were reserved for issuance in respect of outstanding Northwest Options pursuant to the Northwest stock plans listed in Section 3.1(b)(i) of the Northwest Disclosure Schedule (the “Northwest Stock Plans”); (G) 8,414,485 shares of Northwest Common Stock were reserved for issuance in respect of outstanding Northwest Stock Unit Awards; and (H) 6,000,731 shares of Northwest Common Stock were reserved for issuance pursuant to the Northwest Stock Plans (other than the shares reserved or authorized in clauses (F) and (G) above), complete and correct copies of which, in each case as amended, have been filed as exhibits to the Northwest SEC Documents prior to the date of this Agreement or made available to Delta.  Each outstanding share of capital stock of Northwest is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  Since the close of business on April 10, 2008 through the date hereof, except as would have been permitted by Section 4.1(a) if it were applicable, Northwest has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Northwest or any of its Subsidiaries; or (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Subsidiaries of Northwest, any shares of capital stock of Northwest or any of its Subsidiaries.

(ii)           All shares of Northwest Common Stock subject to issuance under the Northwest Stock Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(iii)          No bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which stockholders of Northwest may vote (“Voting Debt”) are issued or outstanding as of the date hereof.

(iv)          As of the date hereof, except as referenced in Section 3.1(b)(i), there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Northwest or any of its Subsidiaries is a party or by which any of them is bound obligating Northwest or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities or equity interests of Northwest or any of its Subsidiaries, or securities convertible or exchangeable or exercisable for any shares of such capital stock, Voting Debt or other voting securities or equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, Voting Debt or other voting securities or equity interests or such convertible or exchangeable securities, or any other ownership interest, of Northwest or any of its respective Subsidiaries, or obligating Northwest or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  All outstanding shares of Northwest Common Stock, all outstanding Northwest Options and Northwest Stock Unit Awards and all outstanding shares of capital stock of each Subsidiary of Northwest have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other Applicable Laws and (B) all requirements set forth in applicable material Contracts (as defined in Section 8.3(e)).

(v)           Neither Northwest nor any of its Subsidiaries is a party to any agreement (A) restricting the purchase or transfer of, (B) relating to the voting of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring registration of or (E) granting any preemptive or antidilutive rights with respect to any capital stock of Northwest or any of its Subsidiaries or any securities of the type referred to in Section 3.1(b)(iv) hereof.

(vi)          Other than in Subsidiaries of Northwest and short term investments in liquid marketable securities, as of the date hereof, neither Northwest nor its Subsidiaries directly or indirectly beneficially owns any securities or other beneficial ownership interests in any other entity except for non-controlling investments in entities with an individual book value of less than $10,000,000 and which are not individually or in the aggregate material to Northwest and its Subsidiaries, taken as a whole.  There are no outstanding contractual obligations of Northwest or any of its Subsidiaries to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any Subsidiary of Northwest or any other Person, other than guarantees by Northwest of any indebtedness or other obligations of any wholly-owned Subsidiary of Northwest and other than intercompany loans or other loans made in the ordinary course consistent with past practice to employees of Northwest and its Subsidiaries.

(vii)         Neither Northwest nor any of its Subsidiaries owns any shares of capital stock of Delta or any of its Subsidiaries.

(c)           Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

(i)            Authority.  Northwest has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to receipt of the Northwest Stockholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Northwest, and the consummation by Northwest of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Northwest, and no other corporate proceedings on the part of Northwest and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to adoption of this Agreement and the Merger, the Northwest Stockholder Approval.  This Agreement has been duly executed and delivered by Northwest.  Assuming the due authorization, execution and delivery of this Agreement by Delta and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of Northwest enforceable against Northwest in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(ii)           Board Approval.  The Board of Directors of Northwest, by resolutions duly adopted at a meeting duly called and held, has unanimously (A) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Northwest and its stockholders, (B) duly approved this Agreement and declared it advisable, (C) resolved to recommend that its stockholders adopt this Agreement, and (D) directed that this Agreement be submitted to Northwest’s stockholders for consideration at the Northwest Stockholders’ Meeting (as defined in Section 5.1(b)).

(iii)          Voting Requirements.  The affirmative vote of holders of a majority of the outstanding shares of Northwest Common Stock entitled to vote is the only vote of the holders of any class or series of Northwest capital stock necessary to adopt this Agreement, and to consummate the Merger and the other transactions contemplated hereby.

(iv)          No Conflict.  The execution and delivery of this Agreement by Northwest do not, and the consummation by Northwest of the transactions contemplated hereby will not, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Northwest or any of its Subsidiaries or any restriction on the conduct of Northwest’s business or operations under, (A) the Northwest Organizational Documents or equivalent governing documents of any Significant Subsidiaries of Northwest, (B) any Contract to which Northwest or any of its Subsidiaries is a party, or Northwest Permit (as defined in Section 3.1(g)(i)) or (C) subject to the governmental filings and other matters referred to in Section 3.1(c)(v), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Northwest or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(v)           Required Filings or Consents.  No consent, approval, exemption, order or authorization or permit of, action by or in respect of, registration, declaration or filing with, or notification to, any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a “Governmental Entity”) or any other Person is required to be made, obtained, performed or given to or with respect to Northwest or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Northwest or the consummation by Northwest of the Merger, except for:

(A)          the filing of a pre-merger notification and report form by Northwest under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and pursuant to Council Regulation (EEC) 139/2004 of the European Commission (the “EC Merger Regulation”), and any other applicable filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction;

(B)           the consents, approvals, orders, exemptions or authorizations relating to the airline industry from:

(1)           the Federal Aviation Administration (the “FAA”);

(2)           the United States Department of Transportation (the “DOT”); and

(3)           foreign Governmental Entities regulating competition and the airline industry;

(C)           the filing with the Securities and Exchange Commission (the “SEC”) of:

(1)           a proxy statement relating to the Northwest Stockholders’ Meeting (such proxy statement, together with the proxy statement relating to the Delta Stockholders’ Meeting (as defined in Section 5.1(b), in each case as amended or supplemented from time to time, the “Joint Proxy Statement”);

(2)           such reports and filings under Section 13(a), 13(d), 14(a), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby;

(D)          the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the New York Stock Exchange (the “NYSE”) and the relevant authorities of other states in which Northwest is qualified to do business and such filings as may be necessary in accordance with state securities or other “blue sky” laws;

(E)           the Northwest Stockholder Approval;

(F)           the consents, approvals, orders or authorizations set forth in Section 3.1(c)(v)(F) of the Northwest Disclosure Schedule; and

(G)           other such consents, approvals, exemptions, orders, authorizations, permits, actions, registrations, declarations, filings or notifications, the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(d)           SEC Documents; Financial Statements.

(i)            Northwest has filed with the SEC all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) presently required to be so filed by Northwest since January 1, 2006 (excluding the Joint Proxy Statement, the “Northwest SEC Documents”).  As of their respective dates, the Northwest SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, to the extent in effect, the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder applicable to such Northwest SEC Documents, and none of the Northwest SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Northwest SEC Document filed with the SEC prior to the date hereof.  No Subsidiary of Northwest is subject to the periodic reporting requirements of the Exchange Act.

(ii)           Each of the principal executive officer of Northwest and the principal financial officer of Northwest (or each former principal executive officer of Northwest and each former principal financial officer of Northwest, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Northwest SEC Documents.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  Northwest has no outstanding, nor has arranged any outstanding, “extensions of credit” to its directors or executive officers within the meaning of Section 402 of SOX, except to the extent allowed by such section.

(iii)          The financial statements of Northwest included in the Northwest SEC Documents, including each Northwest SEC Document filed after the date hereof until the Effective Time, complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K or other applicable rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Northwest and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material).

(iv)          Except as reflected or reserved against in the balance sheet of Northwest dated December 31, 2007, included in the Form 10-K for the year ended December 31, 2007 (including the notes thereto, the “Northwest Balance Sheet”), neither Northwest nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) nor, to the Knowledge (as defined in Section 8.3(l)) of Northwest, does any basis exist therefor, other than liabilities or obligations that, (A) were incurred since January 1, 2008 in the ordinary course of business consistent with past practice and have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole (B) have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole or (C) were incurred pursuant to this Agreement or the transactions contemplated hereby.

(e)           Information Supplied.  None of the information supplied or to be supplied by or on behalf of Northwest for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Delta in connection with the issuance of Delta Common Stock in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Northwest’s stockholders or at the time of the Northwest Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Joint Proxy Statement (other than the portion thereof relating solely to the Delta Stockholders’ Meeting) and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Northwest with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement which were not supplied by or on behalf of Northwest.

(f)            Absence of Certain Changes or Events.

(i)            Since January 1, 2008 through the date hereof and except for liabilities incurred pursuant to this Agreement or the transactions contemplated hereby:

(A)          Northwest and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice;

(B)           there has not been any split, combination or reclassification of any of Northwest’s capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of or in substitution for, shares of Northwest’s capital stock; and

(C)           except as required by a change in GAAP, there has not been any change in financial accounting methods, principles or practices by Northwest.

(ii)           Since January 1, 2008, there have not been any Effects (as defined in Section 8.3(m)) that, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(g)           Compliance with Applicable Laws; Permits; Litigation.

(i)            Northwest, its Subsidiaries and employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including all authorizations from the FAA and DOT) which are required for Northwest and its Subsidiaries to own, lease and operate its properties and other assets and to carry on their respective businesses in the manner described in the Northwest SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the “Northwest Permits”), and all Northwest Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Northwest Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(ii)           Northwest and its Subsidiaries are, and have been at all times since January 1, 2005, in compliance with the terms of the Northwest Permits and all laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by, the FAA, DOT or any other Governmental Entity (all such laws, statutes, orders, rules, regulations, policies, directives, guidelines, judgments, decisions and orders, collectively, “Applicable Laws”) relating to Northwest and its Subsidiaries or their respective businesses, assets or properties, or any applicable operating certificates, common carrier obligations, airworthiness directives (“ADs”) or Federal Aviation Regulations (“FARs”) except where the failure to be in compliance with the terms of the Northwest Permits, Applicable Laws, ADs or FARs would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.  Since January 1, 2005, neither Northwest nor any of its Subsidiaries has received any written notification from the FAA, DOT or any other Governmental Entity (A) asserting that Northwest or any of its Subsidiaries is not in compliance with, or at any time since such date has failed to comply with, Applicable Laws (except for any such lack of compliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole) or (B) threatening to revoke any Northwest Permit (except for any such revocation which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole) nor, to the Knowledge of Northwest, does any basis exist therefor.  As of the date hereof, no investigation or review by the FAA, DOT or any other Governmental Entity is pending or, to the Knowledge of Northwest, has been threatened in writing against Northwest or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(iii)          No action, audit, demand, claim, suit, proceeding, requirement or investigation by the FAA, DOT or any other Governmental Entity, and no suit, action, claim, mediation, arbitration or proceeding by any Person, against or affecting Northwest or any of its Subsidiaries or any of their respective properties, including Intellectual Property (as defined in Section 8.3(k)), is pending or, to the Knowledge of Northwest, threatened which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(iv)          Neither Northwest nor any of its Subsidiaries is, or at any time since January 1, 2005 has been, subject to any outstanding order, injunction or decree which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(h)           Labor and Other Employment Matters.

(i)            Northwest has made available to Delta true and complete copies of all collective bargaining agreements and other labor union contracts (including all amendments thereto) applicable to any employees of Northwest or any of its Subsidiaries (the “Northwest CBAs”).

(ii)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, (A) no grievances, arbitrations, or legal or administrative proceedings which allege violation of any agreements, Northwest CBAs or Applicable Law with respect to any employee are pending or, to the Knowledge of Northwest, threatened against Northwest or any of its Subsidiaries, (B) neither Northwest nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (C) neither Northwest nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, (D) to the Knowledge of Northwest, no employee of Northwest or any of its Subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement, common law nondisclosure obligations, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Northwest or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Northwest or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, and (E) Northwest and its Subsidiaries are in compliance with all Applicable Laws, Northwest CBAs agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any comparable Applicable Law.

(iii)          (A) No work stoppage, slowdown, lockout, labor strike, material arbitrations or other material labor disputes against Northwest or any of its Subsidiaries are pending or, to the Knowledge of Northwest, threatened, (B) except as publicly disclosed as of the date hereof, no employee of Northwest, at the officer level or above, has given written notice to Northwest or any of its Subsidiaries that any such employee intends to terminate his or her employment with Northwest or any of its Subsidiaries, and (C) neither Northwest nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices.

(iv)          No labor union, labor organization or works council or group of employees of Northwest or any of its Subsidiaries has made a pending demand for recognition or certification to Northwest or any of its Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Northwest, threatened to be brought or filed with the National Mediation Board (“NMB”) or any other comparable foreign labor relations tribunal or authority.

(i)            Benefit Plans.

(i)            Section 3.1(i)(i) of the Northwest Disclosure Schedule sets forth a true and complete list of each material Benefit Plan (as defined in Section 8.3(d)) with or for the benefit of any current or former foreign or domestic employee, officer or director of, or consultant to, Northwest or any of its Subsidiaries or ERISA Affiliates (as defined in Section 8.3(i)) that is sponsored, maintained or contributed to by Northwest or any of its Subsidiaries or ERISA Affiliates or under which Northwest or any of its Subsidiaries or ERISA Affiliates have any material obligations or liabilities (collectively, the “Northwest Benefit Plans”) as of the date hereof.

(ii)           Northwest has delivered or made available to Delta a true, correct and complete copy of each Northwest Benefit Plan and, with respect thereto, if applicable, (A) all amendments, trust (or other funding vehicle) agreements, summary plan description, insurance contracts, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Internal Revenue Service (the “IRS”) and the most recent actuarial report or other financial statement relating to such Northwest Benefit Plan and (C) the most recent determination letter from the IRS (if applicable) for such Northwest Benefit Plan.

(iii)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole (A) each Northwest Benefit Plan has been operated and administered in all respects with Applicable Law, including, but not limited to, ERISA (as defined in Section 8.3(h)), the Code and in each case the regulations thereunder; (B) with respect to each of the Northwest Benefit Plans intended to be qualified under Section 401(a) of the Code, the IRS has issued a favorable determination letter with respect to such plan and the related trust that has not been revoked, and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (C) no Northwest Benefit Plan is subject to Title IV or Section 302 and 303 of ERISA or Section 412, 430 or 4971 of the Code; (D) no Northwest Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Northwest or its Subsidiaries beyond their retirement or other termination of service, other than (1) coverage mandated by applicable law or (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (E) no liability under Title IV of ERISA has been incurred by Northwest, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to Northwest, its Subsidiaries or any of their respective ERISA Affiliates of incurring a liability thereunder (other than premiums payable to the Pension Benefit Guaranty Corporation); (F) except for Northwest Benefit Plans for which an election for the alternative funding schedule under Section 402 of the Pension Protection Act of 2006 has been made, all contributions or other amounts payable by Northwest or its Subsidiaries as of the Effective Time pursuant to each Northwest Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP; (G) with respect to Northwest Benefit Plans for which an election for the alternative funding schedule under Section 402 of the Pension Protection Act of 2006 has been made, all required contributions or other amounts payable by Northwest or its Subsidiaries have been timely paid and each such Northwest Benefit Plan is in compliance with Section 402 of the Pension Protection Act of 2006; (H) neither Northwest nor its Subsidiaries has engaged in a transaction in connection with which Northwest or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (I) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Northwest Benefit Plans or any trusts related thereto.

(iv)          Except as otherwise set forth in the Northwest CBAs, neither Northwest nor any of its Subsidiaries (1) as of the date hereof, has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (2) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Northwest Benefit Plan.

(v)           Section 3.1(i)(v) of the Northwest Disclosure Schedule sets forth a true and complete list of each Multiemployer Plan (as defined in Section 8.3(n)) to which Northwest or any ERISA Affiliate of Northwest contributes or is required to contribute, or to which, or with respect to which, Northwest or any ERISA Affiliate of Northwest has or could have any material liability (a “Northwest Multiemployer Plan”).  If any Northwest Multiemployer Plan is subject to Title IV of ERISA, then, (A) neither Northwest nor any ERISA Affiliate of Northwest has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, from any such Northwest Multiemployer Plan (or any liability resulting therefrom has been satisfied in full), (B) no event has occurred that presents a material risk of a complete or partial withdrawal from any such Northwest Multiemployer Plan, (C) neither Northwest nor any ERISA Affiliate of Northwest has any contingent liability under Section 4204 of ERISA in respect of any such Northwest Multiemployer Plan and (D) to the Knowledge of Northwest, no circumstances exist that present a material risk that any such Northwest Multiemployer Plan will go into reorganization.  No Northwest Benefit Plan subject to ERISA is a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(vi)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole, with respect to each Northwest Benefit Plan established or maintained outside of the United States for the benefit of employees of Northwest or any Subsidiary of Northwest residing outside the United States (each, a “Northwest Foreign Plan”): (i) each Northwest Foreign Plan is in compliance with the applicable provisions of the laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction applicable to such Northwest Foreign Plan; (ii) each Northwest Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and (iii) the fair market value of the assets of each funded Northwest Foreign Plan, the liability of each insurer for any Northwest Foreign Plan funded through insurance or the book reserve established for any Northwest Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Northwest Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and any and all amounts required to be accrued with respect to any Northwest Foreign Plan, or pursuant to any statutory requirements pertaining to employee benefits, mandatory contributions, retirement plans or similar benefits have been properly and timely accrued, including accruals relating to any severance, termination pay or profit sharing benefits.

(vii)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) materially increase any benefits otherwise payable under any Northwest Benefit Plan or (ii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(j)            Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole:

(i)            Each of Northwest and its Subsidiaries has (A) duly and timely filed (or there have been filed on its behalf) all Tax Returns (as defined in Section 3.1(j)) required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority (as defined in Section 3.1(j)) and all such Tax Returns are true, correct and complete, (B) timely paid in full all Taxes (as defined in Section 3.1(j)) required to be paid by it, (C) made adequate provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all Taxes not yet due and (D) complied with all Applicable Laws relating to the payment and withholding of Taxes;

(ii)           There are no Liens for Taxes upon any property or assets of Northwest or any of its Subsidiaries, except for Permitted Liens (as defined in Section 8.3(o));

(iii)          There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of Northwest or any of its Subsidiaries;

(iv)          The Tax Returns of Northwest and each of its Subsidiaries, including any predecessors thereof, have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of Taxes for such periods have expired) for all periods through and including December 31, 2003, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent financial statements contained in the Northwest SEC Documents;

(v)           Neither Northwest nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes (other than pursuant to customary agreements with customers, vendors, lessors or lenders entered into in the ordinary course of business or any agreements solely between or among Northwest and its Subsidiaries), and neither Northwest nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than a group the common parent of which is Northwest), (B) has any liability for the Taxes of any Person (other than Northwest or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, other than pursuant to customary agreements with customers, vendors, lessors, or lenders entered into in the ordinary course of business or (C) has participated in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b);

(vi)          Neither Northwest nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement; and

(vii)         No closing agreements, private letter rulings, technical advice memoranda or similar agreements, rulings or memoranda have been entered into or issued by any Tax Authority with respect to Northwest or any of its Subsidiaries within three years of the date of this Agreement, and no such agreement, ruling or memorandum has been applied for and is currently pending.

“Taxes” means any and all federal, state, local, foreign or other taxes, charges or assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax Authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; “Tax Authority” means the IRS and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes; and “Tax Return” means any return, report or similar statement (including any attachments thereto) filed or required to be filed with respect to Taxes, including, without limitation, any information return, claim for refund, amended return, or declaration of estimated Taxes.

(k)           Interested Party Transactions.  Since the date of the Northwest Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K of the SEC.

(l)            Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole (i) the operations of Northwest and its Subsidiaries are, and at all times since January 1, 2005 have been, in compliance with all applicable Environmental Laws (as defined in Section 8.3(f)), including possession and compliance with the terms of all licenses, permits, registrations, approvals, certifications and consents required by Environmental Laws, (ii) there are no pending or, to the Knowledge of Northwest, threatened suits, actions, investigations or proceedings under or pursuant to Environmental Laws against Northwest or any of its Subsidiaries or, to the Knowledge of Northwest, involving any real property currently or formerly owned, operated or leased or other sites at which Hazardous Materials (as defined in Section 8.3(j)) were disposed of, or allegedly disposed of, by Northwest or any of its Subsidiaries, (iii) Northwest and its Subsidiaries have received no written allegations of any Environmental Liabilities (as defined in Section 8.3(g)), and, to the Knowledge of Northwest, no facts, circumstances or conditions relating to, arising from, associated with or attributable to the operations of, or any real property currently or formerly owned, operated or leased by, Northwest or any of its Subsidiaries, has resulted in or would reasonably be expected to result in Environmental Liabilities, or in any other obligations under any Environmental Laws, and (iv) to the Knowledge of Northwest, all real property owned or operated by Northwest or any of its Subsidiaries is free of contamination from Hazardous Materials that would have an adverse effect on human health or the environment.

(m)          Intellectual Property.  Northwest and its Subsidiaries have the right to use, whether through ownership, licensing or otherwise, all Intellectual Property that is material to its business as now conducted (collectively, the “Northwest Intellectual Property Rights”) free and clear of all Liens (except Permitted Liens).  Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole, (i) all registrations for the Northwest Intellectual Property Rights that are being used in the business of Northwest and its Subsidiaries as currently conducted are subsisting and unexpired, have not been abandoned or canceled and are, to the Knowledge of Northwest and its Subsidiaries, valid and enforceable, and (ii) Northwest has no knowledge of any infringement, misappropriation or other violation (“Infringement”) by any other person of any of the Northwest Intellectual Property Rights.  To the Knowledge of Northwest and its Subsidiaries, neither the conduct of the business of Northwest and its Subsidiaries as currently conducted, nor the Northwest Intellectual Property Rights have Infringed any intellectual property right of any other person, and neither Northwest nor any of its Subsidiaries have received any communication alleging same, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.  Northwest and its Subsidiaries take reasonable efforts to protect the Northwest Intellectual Property Right.

(n)           State Takeover Statutes; Charter Provisions; Rights Plan.  Northwest has taken all necessary action so that no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state antitakeover statute or regulation nor any takeover-related provision in the Northwest Organizational Documents, would (i) prohibit or restrict Northwest’s ability to perform its obligations under this Agreement, any related agreement or the Certificate of Merger or its ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Delta or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.  Northwest has taken all action necessary so that the entering into of this Agreement and the consummation of the transactions contemplated hereby (i) have been approved by the Northwest Board of Directors for all relevant purposes of the Northwest Organizational Documents, including without limitation for purposes of Article XIV of the Northwest Charter, such that the limitations and restrictions contemplated thereby shall not apply in any manner to this Agreement and the transactions contemplated hereby and (ii) are fully exempted from the operation of the Northwest Rights Agreement, including so that the same do not and will not result in the grant of any rights (including any exercise or conversion rights) to any person under the Northwest Rights Agreement or enable or require the rights issuable or issued thereunder to separate from the Northwest Common Stock or to be exercised, distributed, exchanged or triggered.

(o)           Brokers.  Except for fees payable to Morgan Stanley & Co. Incorporated, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Northwest.  Northwest has previously delivered to Delta a true and correct copy of the engagement letters between Morgan Stanley & Co. Incorporated and Northwest and J.P. Morgan Securities Inc. and Northwest.

(p)           Opinion of Financial Advisor.  Northwest has received the opinion of Morgan Stanley & Co. Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Northwest Common Stock.

(q)           Aircraft.

(i)            Section 3.1(q)(i) of the Northwest Disclosure Schedule sets forth a true and complete list, as of March 31, 2008, of all in service aircraft owned or leased by Northwest or any of its Airline Subsidiaries (a “Northwest Aircraft”), including the manufacturer model, FAA registration number and vintage thereof and whether any such Northwest Aircraft constitutes a Northwest Excluded Leased Aircraft (as defined in Section 3.1(q)(iii)), including the name of the lessee or sublessee thereof.

(ii)           All Northwest Aircraft are properly registered on the FAA aircraft registry, in airworthy condition and have a validly issued FAA certificate of airworthiness that is in full force and effect (except for the period of time any aircraft may be out of service and such certificate is suspended in connection therewith).

(iii)          Other than Northwest Excluded Leased Aircraft (as defined below), all Northwest Aircraft are being maintained according to applicable FAA regulatory standards and FAA-approved maintenance programs of Northwest and its Subsidiaries.  All lease agreements relating to the lease of a Northwest Excluded Leased Aircraft by Northwest or its Subsidiaries to a third party lessee contain a customary undertaking by such third party lessee with respect to maintaining such Northwest Excluded Leased Aircraft in accordance with FAA regulatory standards and requirements under applicable ADs and FARs.  The term “Northwest Excluded Leased Aircraft” means each aircraft owned or leased by Northwest or its Subsidiaries that has been leased to a third party lessee and with respect to which neither Northwest nor any of its Subsidiaries has retained any maintenance obligations.

(iv)          Section 3.1(q)(iv) of the Northwest Disclosure Schedule sets forth a true and complete list, as of the date hereof, containing all Contracts (other than existing aircraft leases) pursuant to which Northwest or any of its Subsidiaries may purchase or lease aircraft, engines, components or simulators where the expected expenditures under any such contract exceed $50,000,000 (each, a “Northwest Aircraft Purchase Consent”), including the manufacturer and model of all aircraft subject to each Contract.

(v)           Section 3.1(q)(v) of the Northwest Disclosure Schedule sets forth a true and complete list, as of the date hereof, containing all Contracts pursuant to which Northwest or any of its Subsidiaries have financed, or have commitments to finance, aircraft (including leases, mortgages, and deferred or conditional sales agreements) involving amounts in excess of $100,000,000 (each, a “Northwest Aircraft Finance Contract”).

(r)            Slots.  Section 3.1(r) of the Northwest Disclosure Schedule sets forth a true, correct and complete list of all rights and operational authority held by Northwest and its Subsidiaries as of the date hereof to conduct one Instrument Flight Rule (as defined under the FAA regulations) or one scheduled landing or takeoff operation at a specific time or during a specified time period at New York LaGuardia Airport (LGA), Ronald Reagan Washington National Airport (DCA), London Gatwick Airport (LGW), London Heathrow Airport (LHR), or Tokyo Narita International Airport (NRT) (the “Northwest Slots”); provided, that such list shall exclude those slots which have been permanently allocated to another air carrier and in which Northwest and its Subsidiaries hold only temporary use rights.  Northwest and its Subsidiaries are utilizing the Northwest Slots (or have contractually obligated other air carriers to utilize the Northwest Slots) in a manner consistent with Applicable Laws in order to preserve their rights to hold and operate the Northwest Slots, taking into account any waivers or other relief granted by the DOT, FAA or other Governmental Entity.  Neither Northwest nor any of its Subsidiaries has received any written notice from the DOT, FAA, or other Governmental Entity that would be reasonably likely to impair in any material respect their respective right to hold and operate any Northwest Slot.  Northwest and its Subsidiaries will have complied in all material respects with the requirements of the regulations issued under the FAA and any other Applicable Laws with respect to the Northwest Slots to protect the Northwest Slots from termination or withdrawal under regulations established by the DOT, FAA or other Governmental Entity.  Neither Northwest nor any of its Subsidiaries has agreed to any sale or transfer (other than of a temporary period of less than one year) of any of the Northwest Slots.

(s)           U.S. Citizen; Air Carrier. Northwest’s primary subsidiary, Northwest Airlines, Inc., is a “citizen of the United States” as defined in the Federal Aviation Act and is an “Air Carrier” within the meaning of such Act operating under certificates issued pursuant to such Act (49 U.S.C. Sections 41101-41112).

(t)            Material Contracts.

(i)            For purposes of this Agreement, “Northwest Material Contract” shall mean:

(A)          all Contracts to which Northwest or any of its Subsidiaries is a party, or that purports to be binding upon Northwest or any of its Subsidiaries, that contain a covenant materially restricting the ability of Northwest or any of its Subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of Delta, or any of its Subsidiaries, including Northwest and its Subsidiaries) to compete in any business that is material to Northwest and its Subsidiaries, taken as a whole, or Delta and its Subsidiaries, taken as a whole, or with any person or in any geographic area, except for any such Contract (x) that may be canceled without penalty by Northwest or any of its Subsidiaries upon notice of 60 days or less or (y) the terms and scope (including with respect to any restrictive covenants) of which are customary in the airline industry for Contracts of that type;

(B)           all material joint venture, partnership, code sharing and frequent flyer agreements (including all material amendments to each of the foregoing agreements);

(C)           all maintenance agreements for repair and overhaul that would be expected to result in Northwest incurring costs in excess of $25,000,000 per year (including all material amendments to each of the foregoing agreements);

(D)          all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other Contracts (other than Contracts for the financing of aircraft) pursuant to which any indebtedness (which term shall include capital leases) of Northwest or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by Northwest or any of its Subsidiaries of any indebtedness of any other person (except for any such indebtedness or guarantees of indebtedness (i) the principal amount of which does not exceed $100 million individually, or (ii) intercompany indebtedness among Northwest and any wholly-owned Subsidiaries of Northwest);

(E)           all credit card related agreements including (i) all credit card processing or card services agreements, merchant services agreements, and on-line payment services agreements, (ii) all agreements with credit card or debit card issuers or card associations governing co-branded credit or debit cards and (iii) all agreements governing participation in credit card related awards programs, in respect of clauses (i) and (ii) with payments to Northwest in excess of $100 million per year; and

(F)           any other Contract (other than (i) purchase or sale orders in the ordinary course of business that are terminable or cancelable by Northwest without penalty on 180 days’ notice or less or (ii) Contracts for the purchase or lease of aircraft engines, components or simulators) which requires payment by Northwest or any Subsidiary of Northwest in excess of $25,000,000 per annum.

(ii)           Schedule.  Section 3.1(t)(ii) of the Northwest Disclosure Schedule sets forth a list of all Northwest Material Contracts as of the date hereof other than those listed as an exhibit to Northwest’s most recent Form 10-K.

(iii)          No Breach.  Each Contract to which Northwest or a Subsidiary of Northwest is a party is valid and in full force and effect and enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) it has previously expired in accordance with its terms or (B) the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole. Neither Northwest nor any of its Subsidiaries, nor, to Northwest’s Knowledge, any counterparty to any Contract to which Northwest or a Subsidiary of Northwest is a party is, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, and there has occurred no event giving to others any right of termination, amendment or cancellation of, with or without notice or the lapse of time or both, any such Contract, except in each case for those violations, defaults or events which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(u)           Reorganization.  As of the date of this Agreement, neither Northwest nor any of its Subsidiaries has taken (or caused to be taken) any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(v)           Real Property.  Except as would not reasonably be expected to have a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole:

(i)            Section 3.1(v)(i) of the Northwest Disclosure Schedule sets forth, as of the date hereof, the fee owner and address of all material real property owned by Northwest and its Subsidiaries (the “Northwest Owned Real Property”) and, with respect to such Northwest Owned Real Property,  (A) each identified owner thereof has good, marketable, indefeasible fee simple title to such Northwest Owned Real Property, free and clear of all Liens, except for Permitted Liens; (B) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Northwest Owned Real Property or any material portion thereof or interest therein; (C) neither Northwest or any of its Subsidiaries is a party to any Contract or option to purchase any material real property or interest therein; and (D) there does not exist any actual, pending or, to Northwest’s Knowledge, threatened condemnation or eminent domain proceedings that affect any Northwest Owned Real Property, and neither Northwest or any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any Northwest Owned Real Property.

(ii)           Section 3.1(v)(ii) of the Northwest Disclosure Schedule sets forth, as of the date hereof, the address of each lease, sublease, license, concession and other agreement (written or oral) pursuant to which Northwest or any of its Subsidiaries hold a leasehold or subleasehold estate in real property which requires payments by Northwest or any Subsidiary of Northwest in excess of $25,000,000 per annum, and (A) is located at Detroit Metro Airport (DTW), Minneapolis-St. Paul International Airport (MSP), Memphis International Airport (MEM), Seattle-Tacoma International Airport (SEA), Los Angeles International Airport (LAX), and Tokyo Narita International Airport (NRT), or (B) is not located at any airport (collectively, the

“Northwest Leased Real Property”) and, with respect to such Northwest Leased Real Property, (A)  true and complete copies of all agreements pertaining to the Northwest Leased Real Property (each, a “Northwest Lease”; collectively, the “Northwest Leases”) have been made available to Delta prior to the date hereof, (B) each Lease is in full force and effect and is valid and enforceable in accordance with its terms, (C) there is no default under any Northwest Lease either by Northwest, any of its Subsidiaries or, to Northwest’s Knowledge, by any other party thereto; (D) neither Northwest or any of its Subsidiaries has received or delivered a written notice of default or objection to any party to any Northwest Lease to pay and perform its obligations, and, to Northwest’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent under such Northwest Lease; and (E) Northwest or one of its Subsidiaries, as applicable, holds a good and valid leasehold interest in all Northwest Leased Real Property free and clear of all Liens, other than Permitted Liens.

SECTION 3.2   Representations and Warranties of Delta and Merger Sub.  Except as set forth in (i) the disclosure schedule dated as of the date of this Agreement delivered by Delta and Merger Sub to Northwest concurrently with the execution and delivery by Delta and Merger Sub of this Agreement (the “Delta Disclosure Schedule”) or (ii) the Delta SEC Documents (as defined in Section 3.2(d)(i)) filed with the SEC since January 1, 2007 and prior to the date hereof (except for cautionary, predictive or forward-looking statements contained therein), Delta and Merger Sub represent and warrant to Northwest as set forth in this Section 3.2.

(a)           Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

(i)            Organization, Standing and Corporate Power.  Delta and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated or otherwise organized and has the requisite corporate (or similar) power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as currently conducted, except for those jurisdictions in which the failure to have such power, authority or government approvals and to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.  Each of Delta and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.

(ii)           Charter Documents.  Delta and Merger Sub have delivered or made available to Northwest prior to the execution of this Agreement complete and correct copies of (A) the Amended and Restated Certificate of Incorporation of Delta (including all certificates of designation), as amended and currently in effect (the “Delta Charter”), and the By-Laws of Delta, as amended and currently in effect (the “Delta By-Laws,” and, together with the Delta Charter, the “Delta Organizational Documents”) and (B) the articles of incorporation and By-Laws of Merger Sub and articles or certificate of incorporation and By-Laws or like organizational documents of each Significant Subsidiary of Delta, as amended and currently in effect (collectively, the “Delta Subsidiary Organizational Documents”), and each such instrument is in full force and effect.  Delta is not in material violation of the Delta Organizational Documents and no Significant Subsidiary of Delta is in material violation of its Delta Subsidiary Organizational Documents.

(iii)          Subsidiaries.  Section 3.2(a)(iii) of the Delta Disclosure Schedule lists all of the Subsidiaries of Delta.  All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Delta have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Delta, free and clear of all Liens, and free of any other restriction (including preemptive rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests other than those imposed by law).

(b)           Capital Structure.

(i)            The authorized capital stock of Delta consists of 1,500,000,000 shares of Delta Common Stock with a par value of $0.0001 per share, and 500,000,000 shares of preferred stock with a par value of $0.0001 per share (“Delta Preferred Stock”).  As of the close of business on April 11, 2008, (A) 293,120,496 shares of Delta Common Stock (including all awards based on Delta Common Stock that are restricted stock granted under a Delta stock plan listed in Section 3.2(b)(i) of the Delta Disclosure Schedule (such plans, collectively, the “Delta Stock Plans”) within the meaning of the applicable Delta Stock Plan (“Delta Restricted Stock”) were issued and outstanding, (B) 108,361,385 shares of Delta Common Stock are to be issued pursuant to the reserve (the “Delta Distribution Reserve”) created pursuant to Section 9.4 of Delta Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated April 25, 2007, as amended or supplemented prior to the date hereof (the “Delta Plan of Reorganization”), for distributions under Section 7.2(a) of the Delta Plan of Reorganization to the extent that a Disputed Unsecured Claim becomes an Allowed Claim (as such terms are defined in the Delta Plan of Reorganization); (C) 7,412,548 shares of Delta Common Stock were held by Delta in its treasury; (D) no shares of Delta Preferred Stock were issued and outstanding; (E) 4,678,770 shares of Delta Common Stock were reserved for issuance in respect of outstanding options to acquire shares of Delta Common Stock (“Delta Options”); (F) 3,637,140 shares of Delta Common Stock (assuming payout at the maximum level) were reserved for issuance in respect of outstanding awards based on Delta Common Stock that are performance shares within the meaning of the applicable Delta Stock Plan (“Delta Performance Shares”); and (G)

5,328,375 shares of Delta Common Stock were reserved for issuance under the Delta Stock Plans (other than the shares reserved or authorized in clauses (E) and (F) above), complete and correct copies of which, in each case as amended, have been filed as exhibits to the Delta SEC Documents prior to the date of this Agreement or made available to Northwest.  Each outstanding share of capital stock of Delta is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  Since the close of business on April 11, 2008 through the date hereof, except as would have been permitted by Section 4.1(a) if it were applicable, Delta has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Delta or any of its Subsidiaries; or (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Subsidiaries of Delta, any shares of capital stock of Delta or any of its Subsidiaries.

(ii)           All shares of Delta Common Stock subject to issuance under the Delta Stock Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(iii)          No Voting Debt of Delta is issued or outstanding as of the date hereof.

(iv)          As of the date hereof, except as referenced in Section 3.2(b)(i), there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Delta or any of its Subsidiaries is a party or by which any of them is bound obligating Delta or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities or equity interests of Delta or any of its Subsidiaries, or securities convertible or exchangeable or exercisable for any shares of such capital stock, Voting Debt or other voting securities or equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, Voting Debt or other voting securities or equity interests or such convertible or exchangeable securities, or any other ownership interest, of Delta or any of its respective Subsidiaries, or obligating Delta or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  All outstanding shares of Delta Common Stock, Delta Restricted Stock and Delta Performance Shares, all outstanding Delta Options and all outstanding shares of capital stock of each Subsidiary of Delta have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other Applicable Laws and (B) all requirements set forth in applicable material Contracts.

(v)           Neither Delta nor any of its Subsidiaries is a party to any agreement (A) restricting the purchase or transfer of, (B) relating to the voting of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring registration of or (E) granting any preemptive or antidilutive rights with respect to any capital stock of Delta or any of its Subsidiaries or any securities of the type referred to in Section 3.2(b)(iv) hereof.

(vi)          Other than in Subsidiaries of Delta and short term investments in liquid marketable securities, as of the date hereof, neither Delta nor its Subsidiaries directly or indirectly beneficially owns any securities or other beneficial ownership interests in any other entity except for non-controlling investments in entities with an individual book value of less than $10,000,000 and which are not individually or in the aggregate material to Delta and its Subsidiaries, taken as a whole.  There are no outstanding contractual obligations of Delta or any of its Subsidiaries to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any Subsidiary of Delta or any other Person, other than guarantees by Delta of any indebtedness or other obligations of any wholly-owned Subsidiary of Delta and other than intercompany loans or other loans made in the ordinary course consistent with past practice to employees of Delta and its Subsidiaries.

(vii)         The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are issued and outstanding.  Delta is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub.  Merger Sub was formed at the direction of Delta prior to the date hereof, solely for the purposes of effecting the Merger and the other transactions contemplated hereby.  Except as required by or provided for in this Agreement, Merger Sub (x) does not hold, nor has it held, any assets, (y) does not have, nor has it incurred, any liabilities and (z) has not carried on any business activities other than in connection with the Merger and the transactions contemplated hereby.  All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

(viii)        Neither Delta nor any of its Subsidiaries own any shares of capital stock of Northwest or any of its Subsidiaries.

(c)           Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

(i)            Authority.  Each of Delta and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to receipt of the Delta Stockholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Delta and Merger Sub, and the consummation by Delta and Merger Sub of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Delta and Merger Sub, and no other corporate proceedings on the part of Delta and Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the issuance of shares of Delta Common Stock in connection with the Merger (the “Stock Issuance”), the Delta Stockholder Approval.  This Agreement has been duly executed and delivered by Delta and Merger Sub.  Assuming the due authorization, execution and delivery of this Agreement by Delta and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of each of Delta and Merger Sub, enforceable against Delta and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(ii)           Board Approval.  The Board of Directors of Delta, by resolutions duly adopted at a meeting duly called and held, has unanimously (A) determined that this Agreement, the Merger and the Stock Issuance are advisable and fair to and in the best interests of Delta and its stockholders, (B) duly approved and adopted this Agreement, the Merger, the Stock Issuance and the other transactions contemplated hereby, which adoption has not been rescinded or modified, (C) resolved to recommend the Stock Issuance to its stockholders for approval, and (D) directed that the Stock Issuance be submitted to Delta’s stockholders for consideration and approval at a duly held meeting of such stockholders in accordance with this Agreement.

(iii)          Voting Requirements.  The affirmative vote of holders of a majority of the outstanding shares of Delta Common Stock present or represented and entitled to vote on the Stock Issuance at the Delta Stockholders’ Meeting, is the only vote of the holders of any class or series of Delta capital stock necessary to approve the Stock Issuance and to consummate the Merger and the other transactions contemplated hereby.

(iv)          No Conflict.  The execution and delivery of this Agreement by Delta and Merger Sub do not, and the consummation by Delta and Merger Sub of the transactions contemplated hereby will not, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Delta or any of its Subsidiaries or any restriction on the conduct of Delta’s business or operations under, (A) the Delta Organizational Documents or equivalent governing documents of any Significant Subsidiaries of Delta, (B) any Contract to which Delta or any of its Subsidiaries is a party or Delta Permit (as defined in Section 3.2(g)(i)) or (C) subject to the governmental filings and other matters referred to in Section 3.2(c)(v), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Delta or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.

(v)           Required Filings or Consents.  No consent, approval, exemption, order or authorization or permit of, action by or in respect of, registration, declaration or filing with, or notification to, any Governmental Entity or any other Person is required to be made, obtained, performed or given to or with respect to Delta or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Delta or Merger Sub, the Stock Issuance or the consummation by Delta or Merger Sub of the Merger and the other transactions contemplated hereby, except for:

(A)          the filing of a pre-merger notification and report form by Delta under the HSR Act and pursuant to the EC Merger Regulation, and any other applicable filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction;

(B)           the consents, approvals, orders, exemptions or authorizations relating to the airline industry from:

(1)           the FAA;

(2)           the DOT; and

(3)           foreign Governmental Entities regulating competition and the airline industry;

(C)           the filing with the SEC of:

(1)           the Form S-4 (including the Joint Proxy Statement);

(2)           such reports and filings under Section 13(a), 13(d), 14(a), 15(d) or 16(a) of the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby;

(D)          the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the NYSE and the relevant authorities of other states in which Delta or Merger Sub are qualified to do business and such filings as may be necessary in accordance with state securities or other “blue sky” laws;

(E)           the Delta Stockholder Approval;

(F)           the consents, approvals, orders or authorizations set forth in Section 3.2(c)(v)(F) of the Delta Disclosure Schedule; and

(G)           other such consents, approvals, exemptions, orders, authorizations, permits, actions, registrations, declarations, filings or notifications, the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole, or Merger Sub.

(d)           SEC Documents; Financial Statements.

(i)            Delta has filed with the SEC all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) presently required to be so filed by Delta since January 1, 2006 (excluding the Form S-4 and the Joint Proxy Statement, the “Delta SEC Documents”).  As of their respective dates, the Delta SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, to the extent in effect, SOX and the rules and regulations of the SEC promulgated thereunder applicable to such Delta SEC Documents, and none of the Delta SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Delta SEC Document filed with the SEC prior to the date hereof.  No Subsidiary of Delta is subject to the periodic reporting requirements of the Exchange Act.

(ii)           Each of the principal executive officer of Delta and the principal financial officer of Delta (or each former principal executive officer of Delta and each former principal financial officer of Delta, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Delta SEC Documents.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  Delta has no outstanding, nor has arranged any outstanding, “extensions of credit” to its directors or executive officers within the meaning of Section 402 of SOX, except to the extent allowed by such section.

(iii)          The financial statements of Delta included in the Delta SEC Documents, including each Delta SEC Document filed after the date hereof until the Effective Time, complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K or other applicable rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Delta and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material).

(iv)          Except as reflected or reserved against in the balance sheet of Delta dated December 31, 2007, included in the Form 10-K for the year ended December 31, 2007 (including the notes thereto, the “Delta Balance Sheet”), neither Delta nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) nor, to the Knowledge of

Delta, does any basis exist therefor, other than liabilities or obligations that (A) were incurred since January 1, 2008 in the ordinary course of business consistent with past practice and have not had and would not, individually or in the aggregate,  reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole, (B) have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole or (C) were incurred pursuant to this Agreement or the transactions contemplated hereby.

(e)           Information Supplied.  None of the information supplied or to be supplied by or on behalf of Delta or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Delta’s stockholders or at the time of the Delta Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Joint Proxy Statement (other than the portion thereof relating solely to the Northwest Stockholders’ Meeting) and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Delta with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement which were not supplied by or on behalf of Delta.

(f)            Absence of Certain Changes or Events.

(i)            Since January 1, 2008 through the date hereof and except for liabilities incurred pursuant to this Agreement or the transactions contemplated hereby:

(A)          Delta and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice;

(B)           there has not been any split, combination or reclassification of any of Delta’s capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of or in substitution for, shares of Delta’s capital stock; and

(C)           except as required by a change in GAAP, there has not been any change in financial accounting methods, principles or practices by Delta.

(ii)           Since January 1, 2008, there have not been any Effects that, individually or in the aggregate, have had and would reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole, or Merger Sub.

(g)           Compliance with Applicable Laws; Permits; Litigation.

(i)            Delta, its Subsidiaries and employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including all authorizations from the FAA and DOT) which are required for Delta and its Subsidiaries to own, lease and operate its properties and other assets and to carry on their respective businesses in the manner described in the Delta SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the “Delta Permits”), and all Delta Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Delta Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.

(ii)           Delta and its Subsidiaries are, and have been at all times since January 1, 2005, in compliance with the terms of the Delta Permits and all Applicable Laws relating to Delta and its Subsidiaries or their respective businesses, assets or properties, or any applicable operating certificates, common carrier obligations, ADs or FARs except where the failure to be in compliance with the terms of the Delta Permits, Applicable Laws, ADs , or FARs would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.  Since January 1, 2005, neither Delta nor any of its Subsidiaries has received any written notification from the FAA, DOT or any other Governmental Entity (A) asserting that Delta or any of its Subsidiaries is not in compliance with, or at any time since such date has failed to comply with, Applicable Laws (except for any such lack of compliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole) or (B) threatening to revoke any Delta Permit (except for any such revocation which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole) nor, to the Knowledge of Delta, does any basis exist therefor.  As of the date hereof, no investigation or review by the FAA, DOT or any other Governmental Entity is pending or, to the Knowledge of Delta, has been threatened in writing against Delta or any of its Subsidiaries, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.

(iii)          No action, audit, demand, claim, suit, proceeding, requirement or investigation by the FAA, DOT or any other Governmental Entity, and no suit, action, claim, mediation, arbitration or proceeding by any Person, against or affecting Delta or any of its Subsidiaries or any of their respective properties, including Intellectual Property, is pending or, to the Knowledge of Delta, threatened which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.

(iv)          Neither Delta nor any of its Subsidiaries is, or at any time since January 1, 2005 has been, subject to any outstanding order, injunction or decree which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.

(h)           Labor and Other Employment Matters.

(i)            Delta has made available to Northwest true and complete copies of all collective bargaining agreements and other labor union contracts (including all amendments thereto) applicable to any employees of Delta or any of its Subsidiaries (the “Delta CBAs”).

(ii)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, (A) no grievances, arbitrations, or legal or administrative proceedings which allege violation of any agreements, Delta CBAs or Applicable Law with respect to any employee are pending or, to the Knowledge of Delta, threatened against Delta or any of its Subsidiaries, (B) neither Delta nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (C) neither Delta nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, (D) to the Knowledge of Delta, no employee of Delta or any of its Subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement, common law nondisclosure obligations, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Delta or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Delta or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, and (E) Delta and its Subsidiaries are in compliance with all Applicable Laws, Delta CBAs, agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment, including but not limited to any obligations pursuant to the WARN Act, or any comparable Applicable Law.

(iii)          (A) No work stoppage, slowdown, lockout, labor strike, material arbitrations or other material labor disputes against Delta or any of its Subsidiaries are pending or, to the Knowledge of Delta, threatened; (B) except as publicly disclosed as of the date hereof, no employee of Delta at the officer level or above has given written notice to Delta or any of its Subsidiaries that any such employee intends to terminate his or her employment with Delta or any of its Subsidiaries; and (C)

neither Delta nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices.

(iv)          No labor union, labor organization or works council or group of employees of Delta or any of its Subsidiaries has made a pending demand for recognition or certification to Delta or any of its Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Delta, threatened to be brought or filed with the NMB or any other comparable foreign labor relations tribunal or authority.

(i)            Benefit Plans.

(i)            Section 3.2(i)(i) of the Delta Disclosure Schedule sets forth a true and complete list of each material Benefit Plan with or for the benefit of any current or former foreign or domestic employee, officer or director of, or consultant to, Delta or any of its Subsidiaries or ERISA Affiliates that is sponsored, maintained or contributed to by Delta or any of its Subsidiaries or ERISA Affiliates or under which Delta or any of its Subsidiaries or ERISA Affiliates have any material obligations or liabilities (collectively, the “Delta Benefit Plans”) as of the date hereof.

(ii)           Delta has delivered or made available to Northwest a true, correct and complete copy of each Delta Benefit Plan and, with respect thereto, if applicable, (A) all amendments, trust (or other funding vehicle) agreements, summary plan description, insurance contracts, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the IRS and the most recent actuarial report or other financial statement relating to such Delta Benefit Plan and (C) the most recent determination letter from the IRS (if applicable) for such Delta Benefit Plan.

(iii)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole, (A) each Delta Benefit Plan has been operated and administered in all respects with Applicable Law, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) with respect to each of the Delta Benefit Plans intended to be qualified under Section 401(a) of the Code, the IRS has issued a favorable determination letter with respect to such plan and the related trust that has not been revoked, and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (C) no Delta Benefit Plan is subject to Title IV or Section 302 and 303 of ERISA or Section 412, 430 or 4971 of the Code; (D) no Delta Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Delta or its Subsidiaries beyond their retirement or other termination of service, other than (1) coverage mandated by applicable law or (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (E) no liability under Title IV of ERISA has been incurred by Delta, its Subsidiaries or any of their respective ERISA

Affiliates that has not been satisfied in full, and no condition exists that presents a risk to Delta, its Subsidiaries or any of their respective ERISA Affiliates of incurring a liability thereunder (other than premiums payable to the Pension Benefit Guaranty Corporation); (F) except for Delta Benefit Plans for which an election for the alternative funding schedule under Section 402 of the Pension Protection Act of 2006 has been made, all contributions or other amounts payable by Delta or its Subsidiaries as of the Effective Time pursuant to each Delta Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP; (G) with respect to Delta Benefit Plans for which an election for the alternative funding schedule under Section 402 of the Pension Protection Act of 2006 has been made, all required contributions or other amounts payable by Delta or its Subsidiaries have been timely paid and each such Delta Benefit Plan is in compliance with Section 402 of the Pension Protection Act of 2006; (H) neither Delta nor its Subsidiaries has engaged in a transaction in connection with which Delta or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (I) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Delta Benefit Plans or any trusts related thereto.

(iv)          Except as set forth in the Delta CBAs, neither Delta nor any of its Subsidiaries (1) as of the date hereof, has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (2) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Delta Benefit Plan.

(v)           Section 3.2(i)(v) of the Delta Disclosure Schedule sets forth a true and complete list of each Multiemployer Plan to which Delta or any ERISA Affiliate of Delta contributes or is required to contribute, or to which, or with respect to which, Delta or any ERISA Affiliate of Delta has or could have any material liability (a “Delta Multiemployer Plan”).  If any Delta Multiemployer Plan is subject to Title IV of ERISA, then, (A) neither Delta nor any ERISA Affiliate of Delta has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, from any such Delta Multiemployer Plan (or any liability resulting therefrom has been satisfied in full), (B) no event has occurred that presents a material risk of a complete or partial withdrawal from any such Delta Multiemployer Plan, (C) neither Delta nor any ERISA Affiliate of Delta has any contingent liability under Section 4204 of ERISA in respect of any such Delta Multiemployer Plan and (D) to the Knowledge of Delta no circumstances exist that present a material risk that any such Delta Multiemployer Plan will go into reorganization.  No Delta Benefit Plan subject to ERISA is a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(vi)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole, with respect to each Delta Benefit Plan established or maintained outside of the United States for the benefit of employees of Delta or any Subsidiary of Delta residing outside the United States (each, a “Delta Foreign Plan”): (i) each Delta Foreign Plan is in compliance with the applicable provisions of the laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction applicable to such Delta Foreign Plan; (ii) each Delta Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and (iii) the fair market value of the assets of each funded Delta Foreign Plan, the liability of each insurer for any Delta Foreign Plan funded through insurance or the book reserve established for any Delta Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Delta Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and any and all amounts required to be accrued with respect to any Delta Foreign Plan or pursuant to any statutory requirements pertaining to employee benefits, mandatory contributions, retirement plans or similar benefits, have been properly and timely accrued, including accruals relating to any severance, termination pay or profit sharing benefits.

(vii)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) materially increase any benefits otherwise payable under any Delta Benefit Plan or (ii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(j)            Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole:

(i)            Each of Delta and its Subsidiaries has (A) duly and timely filed (or there have been filed on its behalf) all Tax Returns required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority and all such Tax Returns are true, correct and complete, (B) timely paid in full all Taxes required to be paid by it, (C) made adequate provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all Taxes not yet due and (D) complied with all Applicable Laws relating to the payment and withholding of Taxes;

(ii)           There are no Liens for Taxes upon any property or assets of Delta or any of its Subsidiaries, except for Permitted Liens;

(iii)          There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of Delta or any of its Subsidiaries;

(iv)          The Tax Returns of Delta and each of its Subsidiaries, including any predecessors thereof, have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of Taxes for such periods have expired) for all periods through and including December 31, 2003, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent financial statements contained in the Delta SEC Documents;

(v)           Neither Delta nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes (other than pursuant to customary agreements with customers, venders, lessors or lenders entered into in the ordinary course of business or any agreements solely between or among Delta and its Subsidiaries), and neither Delta nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than a group the common parent of which is Delta), (B) has any liability for the Taxes of any Person (other than Delta or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, other than pursuant to customary agreements with customers, vendors, lessors, or lenders entered into in the ordinary course of business or (C) has participated in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b);

(vi)          Neither Delta nor any of its Subsidiaries has  constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement; and

(vii)         No closing agreements, private letter rulings, technical advice memoranda or similar agreements, rulings or memoranda have been entered into or issued by any Tax Authority with respect to Delta or any of its Subsidiaries within three years of the date of this Agreement, and no such agreement, ruling or memorandum has been applied for and is currently pending.

(k)           Interested Party Transactions.  Since the date of the Delta Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K of the SEC.

(l)            Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole, (i) the operations of Delta and its Subsidiaries are, and at all times since January 1, 2005 have been, in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all licenses, permits, registrations, approvals, certifications and consents required by Environmental Laws, (ii) there are no pending or, to the Knowledge of Delta, threatened suits, actions, investigations or proceedings under or pursuant to Environmental Laws against Delta or any of its Subsidiaries or, to the Knowledge of Delta, involving any real property currently or formerly owned, operated or leased or other sites at which Hazardous Materials were disposed of, or allegedly disposed of, by Delta or any of its Subsidiaries, (iii) Delta and its Subsidiaries have received no written allegations of any Environmental Liabilities, and, to the Knowledge of Delta, no facts, circumstances or conditions relating to, arising from, associated with or attributable to the operations of, or any real property currently or formerly owned, operated or leased by, Delta or any of its Subsidiaries, has resulted in or would reasonably be expected to result in Environmental Liabilities, or in any other obligations under any Environmental Laws, and (iv) to the Knowledge of Delta, all real property owned or operated by Delta or any of its Subsidiaries is free of contamination from Hazardous Materials that would have an adverse effect on human health or the environment.

(m)          Intellectual Property.  Delta and its Subsidiaries have the right to use, whether through ownership, licensing or otherwise, all Intellectual Property that is material to its business as now conducted (collectively, the “Delta Intellectual Property Rights”) free and clear of all Liens (except Permitted Liens).  Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole, (i) all registrations for the Delta Intellectual Property Rights that are being used in the business of Delta and its Subsidiaries as currently conducted are subsisting and unexpired, have not been abandoned or canceled and are, to the Knowledge of Delta and its Subsidiaries, valid and enforceable, and (ii) Delta has no knowledge of any Infringement by any other person of any of the Delta Intellectual Property Rights.  To the Knowledge of Delta and its Subsidiaries, neither the conduct of the business of Delta and its Subsidiaries as currently conducted, nor the Delta Intellectual Property Rights have Infringed any intellectual property right of any other person, and neither Delta nor any of its Subsidiaries have received any communication alleging same, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.  Delta and its Subsidiaries take reasonable efforts to protect the Delta Intellectual Property Rights.

(n)           State Takeover Statutes; Charter Provisions.  Delta has taken all necessary action so that no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state antitakeover statute or regulation nor any takeover-related provision in the Delta Organizational Documents, would (i) prohibit or restrict Delta’s ability to perform its obligations under this Agreement, any related agreement or the Certificate of Merger or its ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof or (iii) subject Northwest to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.  Delta has taken all action necessary so that the entering into of this Agreement and the consummation of the transactions contemplated hereby have been approved by the Delta Board of Directors for all relevant purposes of the Delta Organizational Documents, including without limitation for purposes of Article Twelve of the Delta Charter such that the limitations and restrictions contemplated thereby shall not apply in any manner to this Agreement and the transactions contemplated hereby.

(o)           Brokers.  Except for fees payable to Greenhill & Co., LLC and Merrill Lynch & Co., no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Delta or Merger Sub.

(p)           Opinion of Financial Advisor.  Delta has received the opinions of its financial advisors, Greenhill & Co., LLC and Merrill Lynch & Co., each dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Delta.  Delta has previously delivered to Northwest a true and complete copy of each of the engagement letters between such financial advisors and Delta.

(q)           Aircraft.

(i)            Section 3.2(q)(i) of the Delta Disclosure Schedule sets forth a true and complete list, as of March 31, 2008, of all in service aircraft owned or leased by Delta or any of its Airline Subsidiaries (a “Delta Aircraft”), including the manufacturer, model, FAA registration number and vintage thereof and whether any such Delta Aircraft constitutes a Delta Excluded Leased Aircraft (as defined in Section 3.2(q)(iii)), including the name of the lessee or sublessee thereof.

(ii)           All Delta Aircraft are properly registered on the FAA aircraft registry, in airworthy condition and have a validly issued FAA certificate of airworthiness that is in full force and effect (except for the period of time any aircraft may be out of service and such certificate is suspended in connection therewith).

(iii)          Other than Delta Excluded Leased Aircraft (as defined below), all Delta Aircraft are being maintained according to applicable FAA regulatory standards and FAA-approved maintenance programs of Delta and its Subsidiaries.  All lease agreements relating to the lease of a Delta Excluded Leased Aircraft by Delta or its Subsidiaries to a third party lessee contain a customary undertaking by such third party lessee with respect to maintaining such Delta Excluded Leased Aircraft in accordance with FAA regulatory standards and requirements under applicable ADs and FARs.  The term “Delta Excluded Leased Aircraft” means each aircraft owned or leased by Delta or its Subsidiaries that has been leased to a third party lessee and with respect to which neither Delta nor any of its Subsidiaries has retained any maintenance obligations.

(iv)          Section 3.2(q)(iv) of the Delta Disclosure Schedule sets forth a true and complete list, as of the date hereof, containing all Contracts (other than existing aircraft leases) pursuant to which Delta or any of its Subsidiaries may purchase or lease aircraft, engines, components or simulators where the expected expenditures under any such contract exceed $50,000,000 (each, a “Delta Aircraft Purchase Contract”), including the manufacturer and model of all aircraft subject to each Contract.

(v)           Section 3.2(q)(v) of the Delta Disclosure Schedule sets forth a true and complete list, as of the date hereof, containing all Contracts pursuant to which Delta or any of its Subsidiaries have financed, or have commitments to finance, aircraft (including leases, mortgages, and deferred or conditional sales agreements) involving amounts in excess of $100,000,000 (each, a “Delta Aircraft Finance Contract”).

(r)            Slots.  Section 3.2(r) of the Delta Disclosure Schedule sets forth a true, correct and complete list of all rights and operational authority held by Delta and its Subsidiaries as of the date hereof to conduct one Instrument Flight Rule (as defined under the FAA regulations) or one scheduled landing or takeoff operation at a specific time or during a specified time period at New York LaGuardia Airport (LGA), Ronald Reagan Washington National Airport (DCA), London Gatwick Airport (LGW), London Heathrow Airport (LHR), or Tokyo Narita International Airport (NRT) (the “Delta Slots”); provided, that such list shall exclude those slots which have been permanently allocated to another air carrier and in which Delta and its Subsidiaries hold only temporary use rights.  Delta and its Subsidiaries are utilizing the Delta Slots (or have contractually obligated other air carriers to utilize the Delta Slots) in a manner consistent with Applicable Laws in order to preserve their rights to hold and operate the Delta Slots, taking into account any waivers or other relief granted by the DOT, FAA or other Governmental Entity.  Neither Delta nor any of its Subsidiaries has received any written notice from the DOT, FAA, or other Governmental Entity that would be reasonably likely to impair in any material respect their respective right to hold and operate any Delta Slot.  Delta and its Subsidiaries will have complied in all material respects with the requirements of the regulations issued under the FAA and any other Applicable Laws with respect to the Delta Slots to protect the Delta Slots from termination or withdrawal under regulations established by the DOT, FAA or other Governmental Entity.  Neither Delta nor any of its Subsidiaries has agreed to any sale or transfer (other than of a temporary period of less than one year) of any of the Delta Slots.

(s)           U.S. Citizen; Air Carrier. Delta is a “citizen of the United States” as defined in the Federal Aviation Act and is an “Air Carrier” within the meaning of such Act operating under certificates issued pursuant to such Act (49 U.S.C. Sections 41101-41112).

(t)            Material Contracts.

(i)            For purposes of this Agreement, “Delta Material Contract” shall mean:

(A)          all Contracts to which Delta or any of its Subsidiaries is a party, or that purports to be binding upon Delta, any of its Subsidiaries, that contain a covenant materially restricting the ability of Delta or any of its Subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of Delta, or any of its Subsidiaries, including Northwest and its Subsidiaries) to compete in any business that is material to Delta and its Subsidiaries, taken as a whole, or Northwest and its Subsidiaries, taken as a whole, or with any person or in any geographic area, except for any such Contract (x) that may be canceled without penalty by Delta or any of its Subsidiaries upon notice of 60 days or less or (y) the terms and scope (including with respect to any restrictive covenants) of which are customary in the airline industry for Contracts of that type;

(B)           all material joint venture, partnership, code sharing and frequent flyer agreements (including all material amendments to each of the foregoing agreements);

(C)           all maintenance agreements for repair and overhaul that would be expected to result in Delta incurring costs in excess of $25,000,000 per year (including all material amendments to each of the foregoing agreements);

(D)          all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other Contracts (other than Contracts for the financing of aircraft) pursuant to which any indebtedness (which term shall include capital leases) of Delta or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by Delta or any of its Subsidiaries of  any indebtedness of any other person (except for any such indebtedness or guarantees of indebtedness (i) the principal amount of which does not exceed $100 million individually, or (ii) intercompany indebtedness among Delta and any wholly-owned Subsidiaries of Delta);

(E)           all credit card related agreements including (i) all credit card processing or card services agreements, merchant services agreements, and on-line payment services agreements, (ii) all agreements with credit card or debit card issuers or card associations governing co-branded credit or debit cards and (iii) all agreements governing participation in credit card related awards programs, in respect of clauses (i) and (ii) with payments to Delta in excess of $100 million per year; and

(F)           Any other Contract (other than (i) purchase or sale orders in the ordinary course of business that are terminable or cancelable by Delta without penalty on 180 days’ notice or less or (ii) Contracts for the purchase or lease of aircraft engines, components or simulators) which requires payment by Delta or any Subsidiary of Delta in excess of $25,000,000 per annum.

(ii)           Schedule.  Section 3.2(t)(ii) of the Delta Disclosure Schedule sets forth a list of all Delta Material Contracts as of the date hereof other than those listed as an exhibit to Delta’s most recent Form 10-K.

(iii)          No Breach.  Each Contract to which Delta or a Subsidiary of Delta is a party is valid and in full force and effect and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) it has previously expired in accordance with its terms or (B) the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.  Neither Delta nor any of its Subsidiaries, nor, to Delta’s Knowledge, any counterparty to any Contract to which Delta or a Subsidiary of Delta is a party is, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, and there has occurred no event giving to others any right of termination, amendment or cancellation of, with or without notice or the lapse of time or both, any such Contract, except in each case for those violations, defaults or events which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.

(u)           Reorganization.  As of the date of this Agreement, neither Delta nor any of its Subsidiaries has taken (or caused to be taken) any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(v)           Merger Sub Approval.  The Board of Directors of Merger Sub, by written consent duly adopted on or prior to the date hereof, (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Merger Sub and its stockholder, (ii) duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified and (iii) submitted this Agreement for adoption by Delta, as the sole stockholder of Merger Sub.  Promptly following the date hereof, Delta, as the sole stockholder of Merger Sub, will have duly approved and adopted this Agreement and the Merger.

(w)          Real Property.  Except as would not reasonably be expected to have a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole:

(i)            Section 3.2(w)(i) of the Delta Disclosure Schedule sets forth, as of the date hereof, the fee owner and address of all material real property owned by Delta and its Subsidiaries (the “Delta Owned Real Property”) and, with respect to such Delta Owned Real Property,  (A) each identified owner thereof has good, marketable, indefeasible fee simple title to such Delta Owned Real Property, free and clear of all Liens, except for Permitted Liens; (B) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Delta Owned Real Property or any material portion thereof or interest therein; (C) neither Delta or any of its Subsidiaries is a party to any Contract or option to purchase any material real property or interest therein; and (D) there does not exist any actual, pending or, to Delta’s Knowledge, threatened condemnation or eminent domain proceedings that affect any Delta Owned Real Property, and neither Delta or any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any Delta Owned Real Property.

(ii)           Section 3.2(w)(ii) of the Delta Disclosure Schedule sets forth, as of the date hereof, the address of each lease, sublease, license, concession and other agreement (written or oral) pursuant to which Delta or any of its Subsidiaries hold a leasehold or subleasehold estate in real property which requires payments by  Delta or any Subsidiary of Delta in excess of $25,000,000 per annum and (A) is located at Hartsfield-Jackson Atlanta International Airport (ATL), Salt Lake City International Airport (SLC), John F. Kennedy International Airport (JFK), and Cincinnati/Northern Kentucky International Airport (CVG) or (B) not located at any airport (collectively, the “Delta Leased Real Property”) and, with respect to such Delta Leased Real Property, (A)  true and complete copies of all agreements pertaining to the Delta Leased Real Property (each, a “Delta Lease”; collectively, the “Delta Leases”) have been made available to Northwest prior to the date hereof, (B) each Delta Lease is in full force and effect and is valid and enforceable in accordance with its terms, (C) there is no default under any Delta Lease either by Delta, any of its Subsidiaries or, to Delta’s Knowledge, by any other party thereto; (D) neither Delta or any of its Subsidiaries has received or delivered a written notice of default or objection to any party to any Delta Lease to pay and perform its obligations, and, to Delta’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent under such Delta Lease; and (E) Delta or one of its Subsidiaries, as applicable, holds a good and valid leasehold interest in all Delta Leased Real Property free and clear of all Liens, other than Permitted Liens.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1   Conduct of Business.

(a)                                  Each of Northwest and Delta agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 4.1(a) of the Northwest Disclosure Schedule or Section 4.1(a) of the Delta Disclosure Schedule, as the case may be, or as expressly otherwise required by this Agreement, or unless Northwest and Delta shall otherwise agree in advance in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), Northwest and Delta shall, and shall cause each of their respective Subsidiaries to, (i) maintain the existence of such party and its Significant Subsidiaries in good standing under Applicable Laws, and (ii) conduct its business in the ordinary course for the airline industry, provided if changing events or circumstances warrant otherwise, each of Northwest and Delta may conduct its business in a commercially reasonable manner in light of such events or circumstances.  In addition, without limiting the foregoing, except as set forth in Section 4.1(a) of the Northwest Disclosure Schedule or Section 4.1(a) of the Delta Disclosure Schedule, as the case may be, as expressly provided by any other provision of this Agreement or as required by Applicable Law, Northwest and Delta shall not and shall not permit any of their respective Subsidiaries to (unless otherwise specifically provided herein), between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Northwest or Delta, respectively (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)                                     (A) amend, waive or otherwise change any provision of the articles or certificate of incorporation or bylaws or equivalent organizational documents of itself or any of its respective Significant Subsidiaries or the Northwest Rights Agreement (except as required pursuant to Section 3.1(n)) or (B) liquidate, merge or consolidate or enter into a similar transaction;

(ii)                                  issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock of, or other equity interests in, Northwest or Delta or any of their respective Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest, of Northwest or Delta or any of their respective Subsidiaries, except for (A) the issuance of securities issuable upon the exercise of options or other rights outstanding as of the date hereof under any Northwest Benefit Plan or Delta Benefit Plan, respectively, (B) the issuance of securities by any wholly-owned Subsidiary of Northwest or Delta, respectively, to Northwest or Delta, respectively, or to any other wholly-owned Subsidiary of Northwest or Delta, respectively, (C) the issuance of shares, additional options or other rights under any Northwest Benefit Plans or Delta Benefit Plans, respectively, subject to the limitations set forth in Section 4.1(a)(ii)(C) of the Northwest Disclosure Schedule or Section 4.1(a)(ii)(C) of the Delta Disclosure Schedule, as the case may be, (D) issuances of securities from the Northwest Distribution Reserve or Delta Distribution Reserve as required under the Northwest Plan of Reorganization or Delta Plan of Reorganization, respectively, or (E) sales of shares to cover tax withholding on distributions of shares to employees under the Northwest Plan of Reorganization or Delta Plan of Reorganization;

(iii)                               (A) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Northwest or Delta, (B) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any non-wholly-owned Subsidiary, other than in the ordinary course, or (C) enter into any agreement with respect to the voting of the capital stock of Northwest or Delta;

(iv)                              (A) reclassify, combine, split or subdivide any of their capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or other securities other than in connection with (w) the withholding of Northwest Common Stock or Delta Common Stock, as applicable, to satisfy tax obligations in connection with Northwest Common Stock or Delta Common Stock issued under the Northwest Plan of Reorganization or the Delta Plan of Reorganization, (x) the exercise of Delta Options or Northwest Options or the settlement of Northwest Stock Unit Awards or Delta Performance Shares outstanding on the date hereof, or granted after the date hereof in compliance with Section 4.1(a), in accordance with their terms, (y) the withholding of Delta Common Stock or Northwest Common Stock, as applicable, to satisfy tax withholding obligations with respect to Northwest Stock Unit Awards or Delta Restricted Stock or Delta Performance Shares and Northwest Options or Delta Options or (z) forfeiture of Northwest Stock Unit Awards or Delta Restricted Stock or Delta Performance Shares and Northwest Options or Delta Options as a result of terminations of employment;

(v)                                 (A) terminate or cancel (other than a termination or cancellation due to the expiration of any term of any Team Agreement (as defined in Section 8.3(t)) or any breach or nonperformance by any counterparty) or agree to any material change in, any Team Agreement, or (B) make or authorize any material loan to any Person (other than loans to or between wholly-owned Subsidiary or loans in the ordinary course of business consistent with past practice);

(vi)                              except for the plans or arrangements set forth in Section 4.1(a)(vi) of the Northwest Disclosure Schedule and the Delta Disclosure Schedule (with respect to each party, their “Approved Retention Plans”) in accordance with the terms thereof, adopt, enter into or amend any retention, severance, termination pay or similar plan, arrangement or agreement covering any of the directors or officers of Northwest or its Subsidiaries or Delta or its Subsidiaries, as applicable, or materially amend or terminate any Approved Retention Plan; provided, however, that, in the event that the compensation committee of the Board of Directors of such party determines that a bona fide retention need exists after the date hereof with respect to such party for which the Approved Retention Plans and other existing arrangements are not sufficient, such party shall be permitted to adopt, enter into or amend any such plan, arrangement or agreement to respond to such need to the extent such action is determined by such compensation committee to be commercially reasonable under the circumstances;

(vii)                           make any material change in financial accounting policies or procedures, other than as required by GAAP, or by authoritative interpretations thereof, as determined in good faith by Delta or Northwest, as applicable, or by a Governmental Entity;

(viii)                        except as required by Applicable Law or in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, settle or compromise any material liability for Taxes, change any material method of Tax accounting, or file any material amended Tax Return;

(ix)                                modify, amend or terminate, or waive, release or assign any rights or claims with respect to, any confidentiality or standstill agreement to which Northwest or Delta, respectively, is a party and which relates to a business combination or potential business combination involving Northwest or Delta, respectively, or their respective material assets or Significant Subsidiaries;

(x)                                   write up, write down or write off the book value of any assets, individually or in the aggregate, for Northwest and its Subsidiaries, taken as a whole, or Delta and its Subsidiaries, taken as a whole, respectively, other than (A) in the ordinary course of business, (B) as may be required by GAAP, or by authoritative interpretations thereof, as determined in good faith by Delta or Northwest, as applicable, (C) otherwise not in excess of $100 million in the aggregate or (D) in respect of intangible assets;

(xi)                                acquire, dispose, agree to acquire from or agree to dispose to, any Person any assets (including Intellectual Property), operations, business or securities, make any capital expenditures, or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person, except in connection with (A) capital expenditures for the calendar years 2008 and 2009 not to exceed the dollar amounts set forth in Section 4.1(a)(xi) of the Northwest Disclosure Schedule or Section 4.1(a)(xi) of the Delta Disclosure Schedule, as the case may be, (B) acquisitions or dispositions of inventory, aircraft, engines and other tangible assets and Intellectual Property in the ordinary course of business consistent with past practice and (C) acquisitions and dispositions of assets, operations, businesses or securities set forth in Section 4.1(a)(xi) of the Northwest Disclosure Schedule or Section 4.1(a)(xi) of the Delta Disclosure Schedule, as the case may be, and other acquisitions and dispositions of assets up to $150 million in the aggregate (measured by consideration paid or received);

(xii)                             acquire or agree to acquire any assets, operations, business or securities, if such acquisition is intended, or would reasonably be expected, to materially impede or delay satisfaction of any condition set forth in Section 6.1(e);

(xiii)                          except as required by Applicable Law or any judgment by a court of competent jurisdiction, pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms or (B) claims pursuant to the terms of the Delta Plan of Reorganization or Northwest Plan of Reorganization, as the case may be;

(xiv)                         enter into any new line of business material to Northwest and its Subsidiaries, taken as a whole, or Delta and its Subsidiaries, taken as a whole, respectively;

(xv)                            enter into any non-competition contract or other contract that purports to limit in any material respect either the type of business in which Northwest or its Subsidiaries, or Delta or its Subsidiaries, respectively, may engage or the manner or locations in which any of them may so engage in any business;

(xvi)                         fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof, except to the extent such coverage is not available on commercially reasonable terms;

(xvii)                      fail to continue, in respect of all Northwest Aircraft and Delta Aircraft in their respective operating fleets from time to time, all material maintenance programs consistent with past practice (except as required or permitted by applicable Law), including using reasonable best efforts to keep all such Northwest Aircraft and Delta Aircraft in such condition as may be necessary to enable to airworthiness certification of such Northwest Aircraft and Delta Aircraft under the FAA to be maintained in good standing at all times;

(xviii)                   fail to use reasonable best efforts to keep in effect any material governmental route authority in effect and used by Northwest or Delta or any of their respective Subsidiaries as of the date of this Agreement, provided, that the restrictions set forth in this Section 4.1(a)(xviii) shall not apply to any such failure if such failure occurs in the ordinary course of business; or

(xix)                           authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

SECTION 4.2   No Solicitation.

(a)                                  From the date hereof until the earlier of the Effective Time and the termination of this Agreement, none of Northwest or Delta, nor their respective Subsidiaries shall, and each of Northwest and Delta shall cause any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) (“Representatives”) of it or any of its respective Subsidiaries not to, directly or indirectly (i) solicit, initiate or encourage or knowingly facilitate (including by way of furnishing information or entering into any agreements, arrangements or understandings) or take any other action designed or reasonably expected to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender or exchange offer) or similar transactions involving Northwest or Delta or any of their respective Subsidiaries that, if consummated, would constitute an Alternative Transaction (as defined in Section 8.3(c)) (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Transaction Proposal”), including exempting any Person or any act thereof from the Northwest Rights Agreement (other than Delta and Merger Sub), (ii) participate in any discussions or negotiations regarding an actual or proposed Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction.  Notwithstanding the foregoing, at any time prior to the receipt of the Northwest Stockholder Approval and Delta Stockholder Approval, respectively, if Northwest or Delta receives a bona fide written Alternative Transaction Proposal from a third party (which was not solicited, initiated, encouraged or facilitated in violation of this Section 4.2(a)), subject to compliance with the other terms of this Agreement, the Board of Directors of Northwest and Delta, as the case may be, shall be permitted to (x) effect a Delta Change in Recommendation (as defined in Section 7.1(e)) or Northwest Change in Recommendation (as defined in Section 7.1(f)) or (y) furnish, or cause to be furnished, non-public information with respect to itself and its respective Subsidiaries, as the case may be, to the Person who made such bona fide written Alternative Transaction Proposal and to such Person’s financing sources and other Persons or entities working in concert with it (collectively, a “Third Party”), and participate in discussions and negotiations regarding such bona fide written Alternative Transaction Proposal, if and only to the extent that:

(i)                                     in the case of either clause (x) or (y), (A) such party’s Stockholders Meeting shall not have occurred, (B) such party has complied in all material respects with this Section 4.2, and (C) the Board of Directors of Northwest or Delta, as the case may be, determines in good faith (after consultation with outside legal counsel) that the failure to take such applicable actions listed in clauses (x) and/or (y) would cause it to violate its fiduciary duties under Delaware law;

(ii)                                  in the case of clause (y), (A) prior to taking such action, Northwest or Delta, as the case may be, enters into a confidentiality agreement with the Person who made such bona fide written Alternative Transaction Proposal that is substantially similar to, and no less favorable to Northwest or Delta, respectively, the Confidentiality Agreement, dated as of December 18, 2007, between Northwest and Delta (the “CDA”) and (B) its Board of Directors, after consultation with outside legal counsel and financial advisors, concludes in good faith that there is a reasonable likelihood that such Alternative Transaction Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined in Section 8.3(s)); and

(iii)                               in the case of clause (x), in response to an Alternative Transaction Proposal, the Board of Directors of Northwest or Delta as applicable,  determines in good faith (after consultation with outside legal counsel and its financial advisors) that such Alternative Transaction Proposal constitutes a Superior Proposal; provided, however, that neither party shall be entitled to exercise its right to effect a Delta Change in Recommendation or Northwest Change in Recommendation, as applicable, pursuant to this Section 4.2 unless such party has: (A) provided the other party with five business days’ prior written notice (such notice, a “Notice of Superior Proposal”) advising the other party that its Board of Directors intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by its Board of Directors and the identity of the person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period), (B) provided to other party all material information delivered or made available to the person or group of persons making any Superior Proposal in connection with such Superior Proposal, (C) during such five business day period (or three business day period in the case of an amendment), if requested by the other party, engaged in good faith negotiations with the other party to amend this Agreement in such a manner that any Alternative Transaction Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (D) at the end of such five business day period (or three business day period in the case of an amendment), such Alternative Transaction Proposal has not been withdrawn and continues to constitute a

Superior Proposal (taking into account any changes to the financial terms of this Agreement proposed by the other party following a Notice of Superior Proposal, as a result of the negotiations required by clause (C) or otherwise).

(b)                                 From the date hereof until the earlier of the Effective Time and the termination of this Agreement, Northwest shall notify Delta and Delta shall notify Northwest, as the case may be, promptly (but in no event later than 24 hours) after receipt of any Alternative Transaction Proposal, or any material modification of or material amendment to any Alternative Transaction Proposal or any request for nonpublic information relating to Northwest or Delta, respectively, or any of their respective Subsidiaries relating to any Alternative Transaction Proposal.  Such notice to Northwest or Delta, as the case may be, shall be made orally and in writing, and shall indicate the identity of the Person making the Alternative Transaction Proposal or such request and the material terms of any such Alternative Transaction Proposal or request or any material modification or material amendment to an Alternative Transaction Proposal.  From the date hereof until the earlier of the Effective Time and the termination of this Agreement, Northwest shall keep Delta, and Delta shall keep Northwest, reasonably informed on a current basis of any material changes in the status and any material changes or modifications in the terms of any such Alternative Transaction Proposal, indication or request.  Northwest shall also promptly, and in any event within 24 hours, notify Delta, and Delta shall also promptly, and in any event within 24 hours, notify Northwest, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Transaction Proposal in accordance with Section 4.2(a).

(c)                                  Nothing contained in this Section 4.2 shall prohibit Northwest or Delta or their respective Subsidiaries from taking and disclosing to their respective stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Sections 7.1(e) and (f), as applicable.

(d)                                 Northwest and its Subsidiaries, and Delta and its Subsidiaries, respectively, shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Northwest or Delta, respectively) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Northwest or Delta who have been furnished confidential information regarding Northwest or Delta in connection with the solicitation of or discussions regarding an Alternative Transaction Proposal within the 12 months prior to the date hereof promptly to return or destroy such information, as permitted under any agreements relating to the disclosure of such information.  Northwest and Delta agree not to, and to cause their respective Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Northwest or Delta or their respective Subsidiaries is or may become a party.

(e)                                  Northwest and Delta shall use their respective reasonable best efforts to inform their respective Representatives of the restrictions described in this Section 4.2.  It is understood that any violation of the restrictions set forth in this Section 4.2 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Northwest or its Subsidiaries, or Delta or

its Subsidiaries, respectively, at the direction or with the consent of Northwest or Delta, respectively, or their respective Subsidiaries, as the case may be, shall be deemed to be a breach of this Section 4.2 by Northwest or Delta, respectively.

(f)                                    Nothing in this Section 4.2 shall (x) permit either party to terminate this Agreement (except to the extent specifically set forth in Sections 7.1(c) or (d), as applicable) or (y) affect any other obligations of the parties under this Agreement, including the obligations set forth in Section 5.1.  Neither party shall submit to the vote of its stockholders any Alternative Transaction Proposal.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1   Preparation of SEC Documents; Stockholders’ Meetings.

(a)                                  As soon as practicable following the date of this Agreement, Delta and Northwest shall prepare and file with the SEC the Joint Proxy Statement, and Delta shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus.  Each of Delta and Northwest shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby.  Delta will use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Delta’s stockholders, and Northwest will use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Northwest’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act.  Delta shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance and reservation of shares of Delta Common Stock in the Merger and the conversion of Northwest Options into options to acquire Delta Common Stock, and Northwest shall furnish all information concerning Northwest and the holders of Northwest Common Stock as may be reasonably requested in connection with any such action.  No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Delta or Northwest, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other the opportunity to review and comment thereon.  Delta or Northwest, as applicable, will advise the other promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Delta Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide the other with copies of any written communication from the SEC or any state securities commission.  If at any time prior to the Effective Time any information relating to Delta or Northwest, or any of their respective Affiliates, officers or directors, should be discovered by Delta or Northwest which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the respective stockholders of Delta and Northwest.

(b)                                 Each of Northwest and Delta shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, take all action necessary in accordance with Applicable Laws and the Northwest Organizational Documents, in the case of Northwest, and the Delta Organizational Documents, in the case of Delta, to duly give notice of, convene and hold a meeting of their stockholders, respectively, to be held as promptly as practicable to consider, in the case of Delta, the Stock Issuance (the “Delta Stockholders’ Meeting”) and, in the case of Northwest, the adoption of this Agreement (the “Northwest Stockholders’ Meeting”).  Each of Northwest and Delta will, except to the extent such party has made a Delta Change in Recommendation or a Northwest Change in Recommendation, as applicable, in compliance with Section 4.2(a), through its Board of Directors, recommend that its stockholders approve the Stock Issuance or adopt this Agreement, as applicable, and will use reasonable best efforts to solicit from its respective stockholders, proxies in favor of, in the case of Delta, the Stock Issuance and, in the case of Northwest, the adoption this Agreement, and will take all other action necessary or advisable to secure the vote or consent of their stockholders, respectively, required by the rules of the NYSE or Applicable Laws to obtain such approvals.  Delta’s obligations to hold the Delta Stockholders’ Meeting and otherwise pursuant to the first sentence of this Section 5.1(b) shall not be affected by any Delta Change in Recommendation, and Northwest’s obligations to hold the Northwest Stockholders’ Meeting and otherwise pursuant to the first sentence of this Section 5.1(b) shall not be affected by any Northwest Change in Recommendation.

(c)                                  Each of Northwest and Delta will use reasonable best efforts to hold the Northwest Stockholders’ Meeting and Delta Stockholders’ Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

SECTION 5.2   Access to Information; Confidentiality.

(a)                                  Subject to the CDA, Applicable Laws and applicable contract restraints, each of Delta and Northwest shall, and shall cause each of their respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of such party) and, during such period and subject to the CDA and Applicable Laws, each of Delta and Northwest shall, and shall cause each of their respective Subsidiaries to, make available to the other party (i) a copy of each material report, schedule, registration statement and other document publicly filed by it during such period pursuant to the requirements of federal or state securities laws that is not immediately available on the SEC’s EDGAR website and (ii) all other material information concerning its business, properties and personnel as such other party may reasonably request.  No review pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

(b)                                 Each of Delta and Northwest will hold and keep confidential, and will cause their respective officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the CDA.

SECTION 5.3   Reasonable Best Efforts.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Laws to consummate and make effective, in the most expeditious manner and as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including all filings required under the HSR Act, with the Federal Trade Commission or the United States Department of Justice, which HSR filings the parties will use their reasonable best efforts to make within 10 business days from the date hereof, and all notifications and other filing, notification or registration required under any antitrust, competition or similar laws of any foreign jurisdiction, (ii) the obtaining of all necessary consents, approvals or waivers and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  Subject to Applicable Laws relating to the exchange of information and subject in all respects to the requirements set forth in Section 5.3(b), Northwest and Delta shall have the right to review in advance, and will consult the other on and consider in good faith the views of the other in connection with, all the information relating to Northwest and its Subsidiaries or Delta and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(b)                                 Each of Delta and Northwest shall cooperate regarding, and keep the other reasonably apprised of the status of, matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection (i) with obtaining all required approvals or consents of any Governmental Entity and (ii) all other communications with any Governmental Entity (which for purposes of this Section 5.3 includes staff of Governmental Entities and any elected member of a Governmental Entity and their staff) with respect to the Merger or any of the other transactions contemplated by this Agreement.  In that regard, each party shall without limitation:  (A) promptly notify the other of, and, if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other orally of), any communications from or with any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (B) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any proposed oral) communication with any such Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (C) not participate in any meeting or oral communication with any such Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate thereat, (D) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof, including summaries of any meetings or communications the other is not permitted to participate in pursuant to clause (C) above) between it and any such Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, and (E) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity.  Each of Delta and Northwest may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.3 as “outside counsel only.”  Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Delta or Northwest, as the case may be) or its legal counsel.

(c)           In connection with and without limiting the foregoing, Delta and Northwest shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

(d)           In connection with the filings and activities referenced in Sections 5.3(a) and (b), the parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, expirations or terminations of waiting periods, and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals, expirations or terminations of waiting periods, and authorizations of all such third parties or Governmental Entities. Without limiting the foregoing, each of Delta and Northwest agrees to take any action, or commit to take any action (including with respect to selling, holding separate or otherwise disposing of any business or assets), or agree to any condition or restriction, (collectively, the “Regulatory Actions”) required or necessary to obtain, prior to the commencement of any litigation by the Department of Justice seeking to enjoin the Merger (unless a proposed final judgment is filed by the Department of Justice contemporaneously with commencement of such litigation) (or in the case of any actions contemplated by the last sentence of Section 5.3(e), in an expeditious manner and as promptly as practicable), any of the foregoing permits, consents, approvals, expirations or terminations of waiting periods, and authorizations of Governmental Entities; provided, that neither Delta nor Northwest shall have any obligations to agree to, and neither shall take, any of the foregoing Regulatory Actions that (i) would reasonably be expected to have a material adverse effect on (x) Delta and its Subsidiaries, taken as a whole, (y) Northwest and its Subsidiaries taken as a whole, or (z) Delta and its Subsidiaries (including Northwest and its Subsidiaries) after giving effect to the transactions contemplated hereby, taken as a whole or (ii) is not conditioned on the consummation of the Merger.

(e)           Each party shall use its reasonable best efforts to “substantially comply” as promptly as practicable with any request for additional information or documentary material issued by a Governmental Entity under 15 U.S.C. Sect. 18a(e) and in conjunction with the transactions contemplated by this Agreement (a “Second Request”).  Each party will certify substantial compliance with respect thereto as promptly as practicable, but in no event more than three months after the date of the Second Request.  Each party agrees to take all steps to assert, defend, and support certification of substantial compliance with any Second Request.   Neither party shall take any action to extend or toll the waiting period requirements of the HSR Act or provide the Department of Justice any additional time to consider, investigate or review the transaction prior to consummation of the transactions contemplated by this Agreement, in each case to a date beyond October 31, 2008, without the consent of the other party (in the case of any extension or tolling to a date certain beyond October 31, 2008, such consent not to be unreasonably withheld, delayed or conditioned).  Each party agrees to give such advance notices as may be required (including, if necessary, notice of an anticipated closing date), and to otherwise reasonably cooperate, to give effect to the rights of the other party set forth in the foregoing sentence.  In furtherance and not in limitation of the covenants of the parties in Sections 5.3(a), (b), and (d), in the event that any administrative or judicial action or proceeding is instituted by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, (i) each of Delta and Northwest shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transaction contemplated by this Agreement so as to permit such consummation as promptly as practicable, and in any event by the fifth business day before the Outside Date, and (ii) each of Delta and Northwest shall use its respective reasonable best efforts to defend, at its cost and expense, any action or actions, whether judicial or administrative, against it or its Affiliates in connection with the Merger or any other transaction contemplated by this Agreement.

(f)            As part of his responsibilities as co-Chairman of the transition committee described in Section 5.18, the current Chief Executive Officer of Northwest will have the lead role in devising the strategy of the parties with respect to seeking any actions, consents and approvals of any Governmental Entities with respect to the Merger and coordinating other contacts with Governmental Entities and their staff.  These activities shall include, without limitation, responsibility for (i) overseeing the drafting of the material content of submissions and other communications with Governmental Entities, (ii) selecting who will lead presentations and proceedings and (iii) coordinating activities of the parties hereto.

SECTION 5.4     Indemnification and Insurance.

(a)           From and after the Effective Time, Delta shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the then present and former officers and directors of Northwest and its Subsidiaries (the “Indemnified Parties”) for any costs, expenses, judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement incurred in connection with any claim, action, investigation, suit or proceeding (whether civil, criminal, administrative or investigative) based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer, director or employee of Northwest or any of its Subsidiaries and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including those related to this Agreement and the transactions contemplated hereby), and shall advance expenses in respect thereof, in each case, to the fullest extent permitted by Applicable Laws and, to the fullest extent permitted by Applicable Laws, to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by Northwest and its Subsidiaries pursuant to the Northwest Organizational Documents (or equivalent organizational documents of any of any Subsidiaries of Northwest) and, to the fullest extent permitted by Applicable Laws, indemnification agreements in existence on the date hereof with any directors and officers Northwest and its Subsidiaries.  Without limiting the foregoing, all rights to indemnification and exculpation and other limitations on liability existing in favor of the directors, officers and employees of Northwest as provided in the Northwest Organizational Documents or in any indemnification agreements between Northwest and any directors, officers and employees, shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by Applicable Law, and shall be honored by Delta and the Surviving Corporation and their respective successors as if they were the indemnifying party thereunder, without any amendment thereto.

(b)           For a period of six years after the Effective Time, the Surviving Corporation shall use reasonable best efforts to cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by Northwest with respect to claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided, that the Surviving Corporation may substitute therefor, from insurance carriers with the same or higher financial strength ratings as Northwest’s current directors’ and officers’ and fiduciary liability insurance carriers, policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to officers, directors and fiduciaries of Northwest with respect to claims arising from facts or events which occurred at or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); and provided, further, that if the annual premiums for such policies at any time during such period will exceed 250% of the per annum premium rate paid by Northwest and its Subsidiaries as of the date hereof for such policies, then Delta shall be required to provide the maximum coverage available at an annual premium of 250% of such annual premium.  Notwithstanding the foregoing, Northwest may, after prior consultations with Delta, purchase six-year “tail” prepaid policies prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ and fiduciary liability insurance maintained by Northwest; provided, that the amount paid by Northwest shall not be in excess of 250% of the per annum premium rate paid by Northwest as of the date hereof for such policies.  If such “tail” prepaid policies have been obtained by Northwest prior to the Closing, the Surviving Corporation shall, and Delta shall cause the Surviving Corporation to, maintain such policies in full force and effect, for their full terms, and continue to honor their respective obligations thereunder, and all other obligations under this Section 5.4(b) shall terminate.

(c)           The Surviving Corporation shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, which an indemnified person may incur in enforcing the indemnity and other obligations provided for in this Section 5.4.

(d)           If Delta, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Delta shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 5.4.

(e)           The provisions of this Section 5.4 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise, including indemnification agreements Northwest has entered into with any of its directors or officers.

SECTION 5.5     Fees and Expenses.  Except as set forth in this Section 5.5 and in Section 7.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Northwest and Delta shall bear and pay one-half of the costs and expenses incurred by Delta, Merger Sub or Northwest (other than attorneys’ fees, accountants’ fees and related expenses) in connection with (i) the filing, printing and mailing of the Form S-4 (including financial statements and exhibits), the Joint Proxy Statement (including SEC filing fees) and any preliminary materials related thereto and (ii) the filings of the premerger notification and report forms under the HSR Act and any applicable antitrust, competition or similar laws of any foreign jurisdiction (including filing fees).

SECTION 5.6     Public Announcements.  The initial press release announcing the execution of this Agreement shall be a joint press release, the content of which shall be agreed upon by both Delta and Northwest.  Neither Northwest nor Delta shall issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement without prior consultation with the other party; provided, however, that either party may issue a press release or make such other public statement to the extent required by Applicable Law or by the rules and regulations of the NYSE without such prior consultation to the extent it is impracticable under the circumstances.  The parties shall use reasonable best efforts (i) to develop a joint communications plan and (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and the regulatory strategy contemplated by this Agreement.  Each party shall provide the other party with its stockholder lists and allow and facilitate the other party’s contact with its stockholders and respective investors and following a Delta Change in Recommendation or a Northwest Change in Recommendation, as the case may be, such contact may be made without regard to the limitation set forth in this Section 5.6.

SECTION 5.7   Listing.  Delta shall use reasonable best efforts to cause the Delta Common Stock issuable under Article II, and those shares of Delta Common Stock required to be reserved for issuance in connection with the Merger, including shares of Delta Common Stock to be reserved for issuance upon the exercise of any Northwest Options or Northwest Stock Unit Awards, to be authorized for listing on the NYSE, upon official notice of issuance.

SECTION 5.8   Reorganization Treatment.  Each of Delta and Northwest shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  Neither Delta, Merger Sub nor Northwest shall take any action, cause or permit any action to be taken, or fail to take any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 5.9   Section 382(l)(5) of the Code.  Both Delta and Northwest will make a timely election under Section 382(l)(5)(H) of the Code not to have the provisions of Section 382(l)(5) of the Code apply to the ownership changes occurring pursuant to the Northwest Plan of Reorganization and the Delta Plan of Reorganization, as applicable.

SECTION 5.10   Conveyance Taxes.  Northwest and Delta shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

SECTION 5.11   Equity Awards and Employee Benefits.

(a)           Equity Awards.

(i)            Northwest Options.  At the Effective Time, each then outstanding Northwest Option, whether or not exercisable at the Effective Time, will be assumed by Delta.  Subject to, and in accordance with, the terms of the applicable Northwest Stock Plan and award agreement, each Northwest Option so assumed by Delta under this Agreement will otherwise continue to have, and be subject to, the same terms and conditions set forth in the applicable Northwest Stock Plan (including any applicable award agreement or other document evidencing such Northwest Option) immediately prior to the Effective Time (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration of Northwest Options pursuant to any Northwest Stock Plan or applicable award agreement), except that (A) each Northwest Option, when exercisable, will be exercisable for that number of whole shares of Delta Common Stock equal to the product of the number of shares of Northwest Common Stock that were subject to such Northwest Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Delta Common Stock and (B) the per share exercise price for the shares of Delta Common Stock issuable upon exercise of such assumed Northwest Option will be equal to the quotient determined by dividing the exercise price per share of Northwest Common Stock of such Northwest Option by the Exchange Ratio, rounded up to the nearest whole cent.

(ii)           Northwest Stock Unit Awards.  Subject to, and in accordance with, the terms of the applicable Northwest Stock Plan and any applicable award or other agreement, each Northwest Stock Unit Award shall be converted at the Effective Time into the right to receive the number of shares of Delta Common Stock (or an amount in respect thereof for cash-settled Northwest Stock Unit Awards) equal to the number of shares of Northwest Common Stock subject to the Northwest Stock Unit Award, multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of Delta Common Stock).

(iii)          Northwest and Delta agree that prior to the Effective Time, Northwest shall, and shall be permitted under this Agreement to, take all corporate action necessary, including, but not limited to, amending any Northwest Option, Northwest Stock Unit Award or Northwest equity award agreement evidencing such award, or Northwest Stock Plan, (A) to effectuate the provisions of Section 5.11(a)(i) and Section 5.11(a)(ii) and (B) to the extent applicable, to preclude any automatic or formulaic grant of options, restricted stock units or other awards thereunder on or after the date hereof.   From and after the Effective Time, unless Delta determines otherwise, all references to Northwest (other than any references relating to a “change in control” of Northwest) in each Northwest Stock Plan and in each agreement evidencing any Northwest Options or Northwest Stock Unit Awards shall be deemed (A) for all purposes relating to employment, consultancy or directorship (or words of similar meaning) to refer to Delta and its Subsidiaries and (B) for all other purposes, to refer to Delta.  The parties shall use their reasonable best efforts to ensure that the conversion of any Northwest Options which (i) are intended to be “incentive stock options” (as defined in Section 422 of the Code) provided for in Section 5.11(a)(i) shall be effected in a manner consistent with Section 424(a) of the Code and (ii) shall be effected in a manner intended to avoid the imposition of taxes under Section 409A of the Code.

(iv)          Within five business days following the Closing Date, Delta shall register the shares of Delta Common Stock subject to Northwest Options and Northwest Stock Unit Awards by filing an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Delta shall maintain the effectiveness of such registration statement or registration statements with respect thereto for so long as such awards remain outstanding.  Following the Closing Date, Delta may grant equity awards under the Northwest Stock Plans to Northwest Employees who continue employment with Delta or the Surviving Corporation or their Subsidiaries following the Closing Date, to the extent shares are available for grant under any such plan, in accordance with the mergers and acquisitions exemption to the equity compensation plan shareholder approval requirement under the NYSE rules.

(v)           Notwithstanding the foregoing, Delta shall not be required to take any of the actions contemplated by this Section 5.11(a) if, and to the extent that, such action does not comply with the Applicable Law of any foreign jurisdiction, and the parties shall agree in good faith prior to the Effective Time on an alternative that is intended to be reasonably comparable, or to take such other action in respect thereof that the parties agree in good faith to be appropriate.

(b)           From and after the Effective Time, the Delta Benefit Plans and the Northwest Benefit Plans in effect as of the Effective Time shall remain in effect with respect to employees and former employees of Delta or Northwest and their Subsidiaries (the “Surviving Corporation Employees”), respectively, covered by such plans at the Effective Time, until such time as the Surviving Corporation shall otherwise determine, subject to applicable laws and the terms of such plans.  During any period from and after the Effective Time in which a Northwest Benefit Plan listed on Section 5.11(b) of the Northwest Disclosure Schedule is maintained at Northwest or at any Subsidiary of Delta, Delta shall honor and perform, or cause Northwest (or such Subsidiary of Delta) to honor and perform such Northwest Benefit Plans in accordance with its terms as in effect from time to time.  Without limiting the foregoing, nothing herein shall prohibit any amendment, modification or termination of any Delta Benefit Plans or the Northwest Benefit Plans from and after the Effective Time to the extent allowed under the terms of any such plans, including but not limited to any such action that may be (i) required by applicable laws (including any applicable qualification requirements of Sections 401(a) of the Code and as necessary to avoid the imposition of taxes under Section 409A of the Code), (ii) necessary as a technical matter to reflect the transactions contemplated hereby, (iii) required for Delta or the Surviving Corporation to provide for or permit investment in its securities, or (iv) required for Delta or the Surviving Corporation to comply with any Delta CBA or Northwest CBA.

(c)           With respect to any benefit plans in which any Surviving Corporation Employees who are employees of Delta or Northwest (or their subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such Surviving Corporation Employees did not participate prior to the Effective Time (the “New Plans”), except with respect to Represented Employees (as defined in Section 5.12), the Surviving Corporation shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Surviving Corporation Employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Delta Benefit Plan or Northwest Benefit Plan, as the case may be and (ii) recognize all service of the Surviving Corporation

Employees with Delta and Northwest, and their respective affiliates and predecessors, for purposes of eligibility to participate, vesting credit, entitlement to benefits and levels of benefits in any New Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Plan, except to the extent that such crediting would result in the duplication of benefits and provided, that no prior service shall be recognized for purposes of determining eligibility or level of benefits under the Delta monthly survivor welfare benefits plan.

(d)           Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of either party to terminate, any Surviving Corporation Employee for any reason or (ii) require the Surviving Corporation to continue any Delta Benefit Plan or Northwest Benefit Plan or prevent the amendment, modification or termination thereof after the Effective Time to the extent permitted by their terms and Applicable Laws.

(e)           Each of Northwest and Delta agrees that, between the date of this Agreement and the Effective Time, without the prior written consent of the other party, it will not and will cause its Subsidiaries not to, directly or indirectly, solicit for hire or hire any director-level or more senior employee of the other party or its Subsidiaries; provided, however, that the foregoing provision will not prohibit such party from (a) hiring any such person who has not been employed by the other party during the preceding six months or (b) making any general public solicitation not designed to circumvent these provisions.

(f)            The provisions of this Section 5.11 and Section 5.12 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any Delta Benefit Plan or Northwest Benefit Plan or any other compensation and benefits plans maintained for or provided to employees, directors or consultants of Delta or Northwest prior to or following the Effective Time or (ii) confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of Northwest or Delta or any of their respective subsidiaries or, following the Closing Date, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.11 and Section 5.12) under or by reason of any provision of this Agreement.

SECTION 5.12   Honoring of Collective Bargaining Agreements; Represented Employees.  With respect to any continuing employee whose terms and conditions of employment are governed by any of the Delta CBAs or Northwest CBAs (each, a “Represented Employee”), Delta and Northwest shall honor or cause to be honored, in conformity with Applicable Law, each such Delta CBA or Northwest CBA, as they currently exist or as they are modified, through the expiration or termination of such agreements in conformity with Applicable Law, including the termination of any such agreement as a result of the extinguishment of the representation status or certification of any applicable labor organization. Delta and Northwest shall make all notifications to and communications to and with any labor organization representing their respective employees as may be required by Applicable Law or any CBA, in connection with the transactions contemplated by this Agreement.

SECTION 5.13   Notification of Certain Matters.  Delta shall give prompt notice to Northwest and Northwest shall give prompt notice to Delta, as the case may be, of any Effect, individually or in the aggregate with any other Effects, having, or which has had or would reasonably be expected to have, a Material Adverse Effect on such party and its Subsidiaries or which would reasonably be expected to result in the failure of any of the conditions set forth in Article VI to be satisfied.  Notwithstanding the above, the delivery of any notice pursuant to this Section 5.13 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

SECTION 5.14   Section 16 Matters.  Prior to the Effective Time, each of Delta and Northwest shall use their reasonable best efforts to take all such steps as may be required (to the extent permitted under Applicable Laws) to cause any dispositions of Northwest Common Stock (including derivative securities) or acquisitions of Delta Common Stock (including derivative securities with respect to Delta Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Northwest as a result of being a director or officer thereof to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.15   State Takeover Laws.  Prior to the Effective Time, neither Northwest nor Delta shall take any action to render inapplicable, or to exempt any third Person from, or consent to a transfer under, any state takeover law or state law, or any provision of the Northwest Organizational Documents or the Delta Organizational Documents, as the case may be, that purports to limit or restrict business combinations or the ability to transfer, acquire, hold or vote shares of capital stock, unless required to do so by order of a court of competent jurisdiction or applicable Northwest Organizational Document or Delta Organizational Document.

SECTION 5.16   Reservation of Delta Common Stock; Northwest Distribution Reserve.  Effective at or prior to the Effective Time, Delta shall reserve (free from preemptive rights) out of its reserved but unissued or treasury shares of Delta Common Stock, for the purposes of effecting the conversion of the issued and outstanding shares of Northwest Common Stock pursuant to this Agreement, sufficient shares of Delta Common Stock to provide for such conversion as well as the issuance of Delta Common Stock upon the exercise or settlement of Northwest Options and Northwest Stock Unit Awards assumed by Delta under Section 5.11 and in satisfaction of any obligations with respect to the Northwest Distribution Reserve.  From and after the Effective Time, Delta shall honor and cause to be honored any remaining obligations of Northwest to issue securities under the Northwest Plan of Reorganization in respect of the Northwest Distribution Reserve.

SECTION 5.17   Seniority Protection.  For all Delta and Northwest employees who are members of a craft or class that is subject to the Railway Labor Act (other than any craft or class where the same labor organization represents the employees at Delta and Northwest), binding seniority integration procedures governed by the provisions of sections 3 and 13 of the labor protective provisions required by the Civil Aeronautics Board in connection with the Allegheny-Mohawk merger shall apply, which provisions are set out as follows:

(a)           Insofar as the Merger affects the seniority rights of either Delta or Northwest employees, provisions shall be made for the integration of seniority lists in a fair and equitable manner, including, where applicable, agreement through collective bargaining between the carriers and the representatives of the Delta or Northwest employees affected.  In the event of failure to agree, the dispute may be submitted by either party for adjustment in accordance with section 13 of such labor protection provisions.

(b)           In the event that any dispute or controversy arises with respect to the protections provided above in Section 5.17(a), which cannot be settled by the parties within 20 days after the controversy arises, it may be referred by any party to an arbitrator selected from a panel of seven names furnished by the NMB for consideration and determination.  The parties shall select the arbitrator from such panel by alternatively striking names until only one remains, with such chosen individual serving as arbitrator.  Expedited hearings and decisions will be expected, and a decision shall be rendered within 90 days after the controversy arises, unless an extension of time is mutually agreeable to all parties.  The salary and expenses of the arbitrator shall be borne equally by the carrier and (i) the organization or organizations representing the employee or employees, or (ii) if unrepresented, the employee or employees or group or groups of employees.  The decision of the arbitrator shall be final and binding on the parties.

(c)           The above provisions of Section 5.17(b) shall not apply if the parties by mutual agreement determine that an alternative method for dispute settlement or an alternative procedure for selection of an arbitrator is appropriate in their particular dispute.  No party shall be excused from complying with the conditions set forth in Section 5.17(b) by reason of having suggested an alternative method or procedure, unless and until that alternative method or procedure shall have been agreed to by all the parties.

SECTION 5.18   Transition.  In order to facilitate the integration of the operations of Delta and Northwest and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time practicable following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the transactions contemplated by this Agreement, prior to the Effective Time, each of Delta and Northwest shall, and shall cause its Subsidiaries to, consult with the other on business and operational matters, including with respect to discussions and/or arrangements regarding the financing needs of Delta and Northwest and their Subsidiaries following the Effective Time to the extent such consultation is not in violation of Applicable Laws, including laws regarding the exchange of information and other laws regarding competition.  Prior to the Effective Time, the transition planning and efforts of the parties will be coordinated and directed by a transition committee co-chaired by the chief executive officers of each of Delta and Northwest and with such other members as they shall mutually agree.

SECTION 5.19   Cooperation.  Northwest agrees to reasonably cooperate, and to cause its Subsidiaries to reasonably cooperate, with Delta in connection with any efforts of Delta to plan for the efficient integration of employee groups after the Merger.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1   Conditions to Each Party’s Obligation to Effect the Merger.  The obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)           Stockholder Approvals.  Each of the Delta Stockholder Approval and the Northwest Stockholder Approval shall have been obtained.

(b)           No Injunctions or Restraints.  No judgment, order, injunction (whether temporary, preliminary or permanent), decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect that makes illegal or prohibits the consummation of the transactions contemplated by this Agreement.

(c)           Form S-4.  The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of Delta and Northwest to their stockholders, respectively, and no stop order or proceedings seeking a stop order shall have been initiated or, to the Knowledge of Delta or Northwest, threatened by the SEC.

(d)           Listing.  The shares of Delta Common Stock issuable to the stockholders of Northwest as provided for in Article II and Section 5.11 shall have been authorized for listing on the NYSE upon official notice of issuance.

(e)           Regulatory Consents. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and the EC Merger Regulation shall have expired or been earlier terminated, and (ii) all exemptive authority required to be obtained from the DOT for any de facto route transfers shall have been obtained; provided, however, that the conditions set forth in this Section 6.1(e) shall not be deemed to have been satisfied in the event that the terms of (including any restrictions or conditions imposed or required by) any such permits, consents, approvals, expirations or terminations of waiting periods, or authorizations, in the case of any of clauses (i) or (ii) hereof, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on (x) Delta and its Subsidiaries, taken as a whole, (y) Northwest and its Subsidiaries, taken as a whole, or (z) Delta and its Subsidiaries (including Northwest and its Subsidiaries) after giving effect to the transactions contemplated hereby, taken as a whole.

SECTION 6.2   Conditions to Obligations of Northwest.  The obligation of Northwest to effect the Merger is further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Delta and Merger Sub set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.2(f)(ii), which shall be read with the Material Adverse Effect qualification)) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.2(f)(ii), which shall be read with the Material Adverse Effect qualification)), individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect on Delta and its Subsidiaries, taken as a whole.

(b)           Performance of Obligations of Delta and Merger Sub.  Each of Delta and Merger Sub shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)           Officer’s Certificate.  Northwest shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Delta to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)           Tax Opinion. Northwest shall have received an opinion of Simpson Thacher & Bartlett LLP, in form and substance reasonably satisfactory to Northwest, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, such counsel may require and rely upon representations and covenants contained in certificates of officers of Northwest, Delta, Merger Sub and others reasonably requested by such counsel.

(e)           No Bankruptcy. No proceeding shall have been instituted and not dismissed by or against Delta seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, protection or other relief of it or its debts or any similar relief under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, administrative receiver, liquidator, provisional liquidator, administrator, custodian or other similar official for it or for any substantial part of its property; Delta shall not have made a general assignment for the benefit of creditors; and Delta shall not have taken any corporate action to authorize or consent to any of the actions set forth above in this Section 6.2(e).

SECTION 6.3   Conditions to Obligations of Delta and Merger Sub.  The obligations of Delta and Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a)           Representations and Warranties.

The representations and warranties of Northwest set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.1(f)(ii), which shall be read with the Material Adverse Effect qualification)) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.1(f)(ii), which shall be read with the Material Adverse Effect qualification)) , individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect on Northwest and its Subsidiaries, taken as a whole.

(b)           Performance of Obligations of Northwest.  Northwest shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)           Officer’s Certificate.  Delta shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Northwest to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)           Tax Opinion.  Delta shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Delta, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, such counsel may require and rely upon representations and covenants contained in certificates of officers of Delta, Merger Sub, Northwest and others reasonably requested by such counsel.

(e)           No Bankruptcy. No proceeding shall have been instituted and not dismissed by or against Northwest seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, protection or other relief of it or its debts or any similar relief under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, administrative receiver, liquidator, provisional liquidator, administrator, custodian or other similar official for it or for any substantial part of its property; Northwest shall not have made a general assignment for the benefit of creditors; and Northwest shall not have taken any corporate action to authorize or consent to any of the actions set forth above in this Section 6.3(e).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1   Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Delta or Northwest:

(a)           by mutual written consent of Northwest and Delta, if the Board of Directors of each so determines;

(b)           by written notice of either Northwest or Delta:

(i)            if the Merger shall not have been consummated by the twelve-month anniversary of the date of this Agreement (the “Outside Date”); provided, however, that each of Northwest and Delta shall have the right, in its sole discretion, to extend the Outside Date to the eighteen-month anniversary of the date of this Agreement, if, in either case, the only condition or conditions set forth in Article VI that have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) at the time of such extension are the conditions set forth in Section 6.1(e) or Section 6.1(b) (in the case of Section 6.1(b), solely to the extent such judgment, order, injunction (whether temporary, preliminary or permanent), decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition is issued or brought under applicable antitrust, competition or similar Applicable Laws);

(ii)           if a Governmental Entity that is of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling or taken any other action (including the failure to have taken an action), having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(iii)          if the Northwest Stockholder Approval shall not have been obtained at the Northwest Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote to obtain the Northwest Stockholder Approval was taken; or

(iv)          if the Delta Stockholder Approval shall not have been obtained at the Delta Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote to obtain the Delta Stockholder Approval was taken;

(c)           by Northwest, upon written notice to Delta, upon a breach of any representation, warranty, covenant or agreement on the part of Delta set forth in this Agreement such that, if occurring or continuing on the Closing Date, the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach shall be incapable of being cured or shall not have been cured within 30 days after written notice thereof shall have been received by Delta;

(d)           by Delta, upon written notice to Northwest, upon a breach of any representation, warranty, covenant or agreement on the part of Northwest set forth in this Agreement such that, if occurring or continuing on the Closing Date, the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach shall be incapable of being cured or shall not have been cured within 30 days after written notice thereof shall have been received by Northwest;

(e)           by Northwest, upon written notice to Delta, if Delta, for any reason, (i) shall have (A) failed to recommend in the Joint Proxy Statement a vote in favor of the Stock Issuance, or (B)(x) in a manner adverse to Northwest, withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by such Board of Directors in favor of the Stock Issuance to Delta’s stockholders, (y) taken any public action or made any public statement in connection with the meeting of Delta stockholders to be held pursuant to Section 5.1(b), inconsistent with such recommendation or (z) recommended any Alternative Transaction (or, in the case of clause (i)(B), resolved to take any such action), whether or not permitted by the terms hereof (any of the foregoing in this clause (i), a “Delta Change in Recommendation”) or (ii)(A) shall have materially and willfully breached its obligations under Section 4.2 or (B) shall have materially and willfully breached its obligations under this Agreement by reason of a failure to call the Delta Stockholders’ Meeting in accordance with Section 5.1(b) or failure to prepare and mail to its stockholders the Joint Proxy Statement in accordance with Section 5.1(a);

(f)            by Delta, upon written notice to Northwest, if Northwest, for any reason, (i) shall have (A) failed to recommend in the Joint Proxy Statement the adoption of this Agreement, or (B) in a manner adverse to Delta, (x) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by such Board of Directors in favor of the approval and adoption of this Agreement and the Merger to Northwest’s stockholders, (y) taken any public action or made any public statement in connection with the meeting of Northwest stockholders to be held pursuant to Section 5.1(b), inconsistent with such recommendation or (z) recommended any Alternative Transaction (or, in the case of clause (i)(B), resolved to take any such action), whether or not permitted by the terms hereof (any of the foregoing in this clause (i), a “Northwest Change in Recommendation”) or (ii)(A) shall have materially and willfully breached its obligations under Section 4.2 or (B) shall have materially and willfully breached its obligations under this Agreement by reason of a failure to call the Northwest Stockholders’ Meeting in accordance with Section 5.1(b) or failure to prepare and mail to its stockholders the Joint Proxy Statement in accordance with Section 5.1(a);

(g)           by Northwest, upon written notice to Delta, if at any time the condition set forth in Section 6.2(e) shall not be satisfied and, solely in the case of any such proceeding instituted by a Person other than Delta, such proceeding shall have been pending for at least 60 days; or

(h)           by Delta, upon written notice to Northwest, if at any time the condition set forth in Section 6.3(e) shall not be satisfied and, solely in the case of any such proceeding instituted by a Person other than Northwest, such proceeding shall have been pending for at least 60 days.

SECTION 7.2   Effect of Termination and Payment.

(a)           In the event of termination of this Agreement as provided in Section 7.1 hereof and the payment of a Delta Termination Fee (as defined in Section 7.2(b)) or Northwest Termination Fee (as defined in Section 7.2(c)), if any, this Agreement shall forthwith become void and have no effect and there shall be no liability of any nature whatsoever on the part of any of the parties, except (i) as set forth in Section 5.2(b), Section 5.5, this Section 7.2, as well as Article VIII (other than Section 8.1) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (ii) that nothing herein shall relieve any party from any further liability for any intentional and material breach of any representation, warranty, covenant or agreement of such party contained herein.  No termination of this Agreement shall affect the obligations of the parties contained in the CDA, all of which obligations shall survive termination of this Agreement in accordance with their terms.

(b)           Delta shall pay Northwest, by wire transfer of immediately available funds, the sum of $165 million (the “Delta Termination Fee”) if this Agreement is terminated as follows:

(i)            if Northwest shall terminate this Agreement pursuant to Section 7.1(e), then Delta shall pay the Delta Termination Fee on the business day following such termination;

(ii)           if either party shall terminate this Agreement pursuant to (A) Section 7.1(b)(i) and at the time of such termination the Delta Stockholder Approval has not been obtained, or (B)(i) Section 7.1(b)(iv), or (ii) Northwest shall terminate this Agreement pursuant to Section 7.1(c) as a result of a willful breach hereof, and in each such case at any time after the date of this Agreement and before such termination (in case of clause (B)(i), before the Delta Stockholders’ Meeting) an Alternative Transaction Proposal with respect to Delta shall have been publicly proposed or publicly disclosed or otherwise communicated to the management or Board of Directors of Delta, and within 18 months of the date of such termination of this Agreement, Delta or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates any Alternative Transaction, then Delta shall pay the Delta Termination Fee upon the earlier of the date of such execution or consummation (it being understood that in no event shall Delta be required to pay the fee referred to in this Section 7.2(b) on more than one occasion).

If Delta fails to pay all amounts due to Northwest on the dates specified, then Delta shall pay all costs and expenses (including legal fees and expenses) incurred by Northwest in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Northwest.

(c)           Northwest shall pay Delta, by wire transfer of immediately available funds, the sum of $165 million (the “Northwest Termination Fee”) if this Agreement is terminated as follows:

(i)            if Delta shall terminate this Agreement pursuant to Section 7.1(f) then Northwest shall pay the Northwest Termination Fee on the business day following such termination;

(ii)           if either party shall terminate this Agreement pursuant to (A) Section 7.1(b)(i) and at the time of such termination the Northwest Stockholder Approval has not been obtained or (B)(i) Section 7.1(b)(iii), or (ii) Delta shall terminate this Agreement pursuant to Section 7.1(d) as a result of a willful breach hereof, and in each such case at any time after the date of this Agreement and before such termination

(in case of clause (B)(i), before the Northwest Stockholders’ Meeting) an Alternative Transaction Proposal with respect to Northwest shall have been publicly proposed or publicly disclosed or otherwise communicated to the management or Board of Directors of Northwest, and within 18 months of the date of such termination of this Agreement, Northwest or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates any Alternative Transaction, then Northwest shall pay the Northwest Termination Fee upon the earlier of the date of such execution or consummation (it being understood that in no event shall Northwest be required to pay the fee referred to in this Section 7.2(c) on more than one occasion).

If Northwest fails to pay all amounts due to Delta on the dates specified, then Northwest shall pay all costs and expenses (including legal fees and expenses) incurred by Delta in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Delta.

SECTION 7.3   Amendment.  Subject to compliance with Applicable Laws, this Agreement may be amended by the parties at any time before or after the Delta Stockholder Approval or the Northwest Stockholder Approval; provided, however, that after the occurrence of either the Northwest Stockholder Approval or the Delta Stockholder Approval there may not be, without further approval of the stockholders of Northwest and Delta, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Northwest Common Stock hereunder, or which by Applicable Laws otherwise expressly requires the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.

SECTION 7.4   Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent permitted by Applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Any extension or waiver given in compliance with this Section 7.4 shall be effective only in the specific instance and for the specific purpose for which given and shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1     Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

SECTION 8.2     Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to Northwest, to:

Northwest Airlines Corporation

2700 Lone Oak Parkway

Eagan, Minnesota 55121

Attention: General Counsel

Fax: 612-726-8249

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Fax: 212-455-2502
Attention:     Casey I. Cogut

Wilson S. Neely

Andrew W. Smith

(b)          if to Delta or Merger Sub, to:

Delta Air Lines, Inc.

1030 Delta Boulevard

Law Dept. 981

P.O. Box 20574

Atlanta, Georgia 30320-2574

Fax: (404) 715-7882

Attention: General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY 10019
Fax:  (212) 403-2000
Attention:    Lawrence S. Makow

Stephanie J. Seligman

SECTION 8.3   Definitions.  For purposes of this Agreement:

(a)           An “Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b)           An “Airline Subsidiary” is a Subsidiary of Northwest or Delta, as the case may be, that is a domestic air carrier engaged in regularly scheduled air transportation of passengers or property within the United States that is a United States Citizen holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to 49 U.S.C. Subtitle VII, chapter 447, for aircraft capable of carrying ten (10) or more individuals or six thousand (6,000) pounds or more of cargo;

(c)           An “Alternative Transaction” means any (i) transaction pursuant to which any Person (or group of Persons), directly or indirectly, acquires or would acquire 20% or more of the outstanding voting or equity shares of Northwest Common Stock or Delta Common Stock, as applicable, whether from Northwest or Delta or pursuant to a tender offer or exchange offer or otherwise (provided, that for purposes of “Alternative Transaction” as such term is used (A) in Sections 7.2(b)(ii) and 7.2(c)(ii), such acquisition must involve at least 40% and (B) in the definition of Superior Proposal below such acquisition must involve a majority, of the voting or equity shares of Northwest Common Stock or Delta Common Stock, as applicable), (ii) transaction pursuant to which any Person (or group of Persons) acquires or would acquire control of 20% or more of the consolidated assets (including for this purpose the outstanding equity securities of Subsidiaries of Northwest or Delta, as applicable, and securities of the entity surviving any merger or business combination including any of Northwest’s or Delta’s Subsidiaries) of Northwest or Delta and their respective Subsidiaries taken as a whole (provided, that for purposes of “Alternative Transaction” as such term is used (A) in Sections 7.2(b)(ii) and 7.2(c)(ii), such acquisition must involve at least 40% and (B) in the definition of Superior Proposal below such acquisition must involve a majority of the fair market value of all of the consolidated assets, net revenues or net income of Northwest and its Subsidiaries, taken as a whole, or Delta and its Subsidiaries, taken as a whole, as applicable, immediately prior to such transaction), or (iii) other merger, share exchange, consolidation, business combination, recapitalization or similar transaction (other than the Merger) involving Northwest or Delta or any of their respective Significant Subsidiaries, as applicable, in each case other than the transactions contemplated by this Agreement;

(d)           “Benefit Plan” means, other than any Multiemployer Plan, any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, stock ownership, stock purchase, stock option or other equity compensation, stock-related or performance award,  vacation, severance, change in control, retention, disability, death benefit, hospitalization, health and medical, insurance (including self-insured arrangements), loan, fringe benefit, sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits and other similar plan, policy, arrangement, agreement, practice or understanding (whether written or unwritten or foreign or domestic), and any employment agreement, consulting agreement, termination, non-competition or severance agreement, whether written or unwritten or foreign or domestic;

(e)           “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect;

(f)            “Environmental Laws” means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution, Hazardous Materials, or protection of human health and safety as affected by exposure to Hazardous Materials or protection of the environment, as currently in effect, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., § 136 et seq., Occupational Safety and Health Act 29 U.S.C. § 651 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Endangered Species Act (16 U.S.C. § 1531 et seq.) as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes;

(g)           “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date;

(h)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(i)            “ERISA Affiliate” with respect to any entity means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), or (D) any other entity, together with such entity, that would be a treated as a single employer under Section 414 of the Code;

(j)            “Hazardous Materials” means any  “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act; and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said laws); and including, without limitation, any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins;

(k)           “Intellectual Property” means, collectively, all United States and foreign (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) trade secrets and confidential information and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) all rights in published and unpublished works of authorship, whether copyrightable or not (including without limitation Computer Software and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) moral rights, rights of publicity and rights of privacy; and (vi) all other intellectual property or proprietary rights;

(l)            “Knowledge” means, with respect to Northwest, the actual knowledge of the individuals listed on Section 8.3(l) of the Northwest Disclosure Schedule and, with respect to Delta, the actual knowledge of the individuals listed on Section 8.3(l) of the Delta Disclosure Schedule;

(m)          “Material Adverse Effect” means, when used with respect to Delta or Northwest and their respective Subsidiaries, (i) a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) any applicable change, event, circumstance or effect (any such item, an

“Effect”) that, individually or when taken together with all other applicable Effects, would reasonably be expected to impair in any material respect the ability of such party to perform its obligations under this Agreement or prevent or materially delay the consummation by such party of any of the transactions contemplated hereby; provided, however, that, in no event shall any of the following or the consequences thereof, alone or in combination, be taken into account for the purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect on any party and such party’s respective Subsidiaries, taken as a whole: (A) adverse Effects arising out of or relating to circumstances generally affecting the airline industry (except to the extent that such adverse Effects materially and disproportionately have a greater adverse impact on the relevant party and its Subsidiaries, taken as a whole, as compared to the adverse impact such changes have on such party’s competitors, but taking into account for purposes of determining whether a Material Adverse Effect has occurred only the materially disproportionate adverse impact), (B) adverse Effects arising out of or relating to U.S. or global economic or financial market conditions, including prevailing interest rates, commodity prices and fuel costs, (C) adverse Effects that result from the announcement or execution of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement, including any actions taken pursuant to Section 5.3 and the consummation of any transaction contemplated hereby (provided, that the exceptions in this clause (C) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the announcement or execution of this Agreement or the performance of obligations or satisfaction of conditions under this agreement), (D) adverse Effects that result from changes in Applicable Laws or GAAP or authoritative interpretations thereof, (E) any impairment charges relating to goodwill (but not excluding pursuant to this clause (E) the underlying cause of such impairment charge), and (F) adverse Effects arising out of or relating to U.S. or global political conditions or any outbreak of war or major hostilities in which the United States is involved or any act of terrorism; provided, further, that in no event shall a change in the trading prices of a party’s capital stock, in and of itself, constitute a material adverse effect;

(n)           “Multiemployer Plan” means a “multiemployer pension plan,” as that term is defined in Section 3(37) of ERISA;

(o)           “Permitted Liens” means (i) mechanics’, carriers’, workers’ or repairmen’s liens arising in the ordinary course of business and securing payments or obligations that are not delinquent, (ii) Liens for Taxes, assessments and other similar governmental charges which are not yet delinquent or that are being contested in good faith and by applicable proceedings and (iii) Liens that arise under zoning, land use and other similar laws and other imperfections of title or encumbrances, if any, which do not materially affect the value of the property subject thereto and do not materially impair the use of the property subject thereto as presently used;

(p)           “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(q)           a “Significant Subsidiary” means any Subsidiary of Person that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC;

(r)            a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body is (or, if there are no such voting interests, more than 50% of the equity interests of which are) owned directly or indirectly by such first Person;

(s)           “Superior Proposal” means a bona fide written Alternative Transaction Proposal which the Board of Directors of Delta or Northwest, as the case may be, concludes in good faith, after consultation with its financial advisors and outside legal counsel, taking into account the legal, financial, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation): (i) is more favorable to the stockholders of Delta or Northwest, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Delta or Northwest, as the case may be, in response to such Alternative Transaction Proposal) and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; and

(t)            “Team Agreements” means each of the Marketing Agreement dated as of August 22, 2002 among Continental Airlines, Inc., Northwest and Delta, as amended, the Global Airlines Alliance Agreement in respect of SkyTeam, as amended, and all related adherence and implementing agreements.

SECTION 8.4   Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section

ADs	3.1(g)(ii)
Agreement	Preamble
Alternative Transaction Proposal	4.2(a)
Applicable Laws	3.1(g)(ii)
Approved Retention Plans	4.1(a)(vi)
CDA	4.2(a)(ii)
Certificate of Merger	1.3
Certificates	2.2(b)
Closing	1.2

Term	Section

Closing Date	1.2
Code	Recitals
Copyrights	8.3(k)
Delta	Preamble
Delta Aircraft	3.2(q)(i)
Delta Aircraft Purchase Contract	3.2(q)(iv)
Delta Aircraft Finance Contract	3.2(q)(v)
Delta Balance Sheet	3.2(d)(iv)
Delta Benefit Plans	3.2(i)(i)
Delta By-Laws	3.2(a)(ii)
Delta CBAs	3.2(h)(i)
Delta Change in Recommendation	7.1(e)
Delta Charter	3.2(a)(ii)
Delta Common Stock	2.1(a)
Delta Continuing Directors	1.7(b)
Delta Disclosure Schedule	3.2
Delta Distribution Reserve	3.2(b)(i)
Delta Excluded Leased Aircraft	3.2(q)(iii)
Delta Foreign Plans	3.2(i)(vi)
Delta Intellectual Property Rights	3.2(m)
Delta Material Contract	3.2(t)(i)
Delta Multiemployer Plan	3.2(i)(v)
Delta Lease	3.2(w)(ii)
Delta Leased Real Property	3.2(w)(ii)
Delta Options	3.2(b)(i)
Delta Organizational Documents	3.2(a)(ii)
Delta Owned Real Property	3.2(w)(i)
Delta Performance Shares	3.2(b)(i)
Delta Permits	3.2(g)(i)
Delta Plan of Reorganization	3.2(b)(i)
Delta Preferred Stock	3.2(b)(i)
Delta Restricted Stock	3.2(b)(i)
Delta SEC Documents	3.2(d)(i)
Delta Slots	3.2(r)
Delta Stock Plans	3.2(b)(i)
Delta Stockholder Approval	Recitals

Term	Section

Delta Stockholders’ Meeting	5.1(b)
Delta Subsidiary Organizational Documents	3.2(a)(ii)
Delta Termination Fee	7.2(b)
DGCL	Recitals
DOT	3.1(c)(v)(B)(2)
EC Merger Regulation	3.1(c)(v)(A)
Effect	8.3(m)
Effective Time	1.3
Exchange Act	3.1(c)(v)(C)(2)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)
FAA	3.1(c)(v)(B)(1)
FARs	3.1(g)(ii)
Form S-4	3.1(e)
GAAP	3.1(d)(iii)
Governmental Entity	3.1(c)(v)
HSR Act	3.1(c)(v)(A)
Indemnified Parties	5.4(a)
Infringement	3.1(m)
IRS	3.1(i)(ii)
Joint Proxy Statement	3.1(c)(v)(C)(1)
Liens	3.1(a)(iii)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
New Plans	5.11(c)
NMB	3.1(h)(iv)
Northwest	Preamble
Northwest Aircraft	3.1(q)(i)
Northwest Aircraft Purchase Consent	3.1(q)(iv)
Northwest Aircraft Finance Contract	3.1(q)(v)
Northwest Balance Sheet	3.1(d)(iv)
Northwest Benefit Plans	3.1(i)(i)
Northwest By-Laws	3.1(a)(ii)
Northwest CBAs	3.1(h)(i)

Term	Section

Northwest Change in Recommendation	7.1(f)
Northwest Charter	3.1(a)(ii)
Northwest Common Stock	2.1
Northwest Continuing Directors	1.7(b)
Northwest Disclosure Schedule	3.1
Northwest Distribution Reserve	3.1(b)(i)
Northwest Excluded Leased Aircraft	3.1(q)(iii)
Northwest Foreign Plan	3.1(i)(vi)
Northwest Intellectual Property Rights	3.1(m)
Northwest Lease	3.1(v)(ii)
Northwest Leased Real Property	3.1(v)(ii)
Northwest Material Contract	3.1(t)(i)
Northwest Multiemployer Plan	3.1(i)(v)
Northwest Option	2.1(d)
Northwest Organizational Documents	3.1(a)(ii)
Northwest Owned Real Property	3.1(v)(i)
Northwest Permits	3.1(g)(i)
Northwest Plan of Reorganization	3.1(b)(i)
Northwest Preferred Stock	3.1(b)(i)
Northwest Rights	3.1(b)(i)
Northwest Rights Agreement	3.1(b)(i)
Northwest SEC Documents	3.1(d)(i)
Northwest Slots	3.1(r)
Northwest Stock Plans	3.1(b)(i)
Northwest Stock Unit Award	2.1(d)
Northwest Stockholder Approval	Recitals
Northwest Stockholders’ Meeting	5.1(b)
Northwest Subsidiary Organizational Documents	3.1(a)(ii)
Northwest Termination Fee	7.2(c)
Notice of Superior Proposal	4.2(a)(iii)
NYSE	3.1(c)(v)(D)
Outside Date	7.1(b)(i)
Patents	8.3(k)
Regulatory Actions	5.3(d)
Representatives	4.2(a)
Represented Employee	5.12

Term	Section

SEC	3.1(c)(v)(C)
Second Request	5.3(e)
Securities Act	3.1(d)(i)
SOX	3.1(d)(i)
Stock Issuance	3.2(c)(i)
Surviving Corporation	1.1
Surviving Corporation Employees	5.11(b)
Tax Authority	3.1(j)
Tax Return	3.1(j)
Taxes	3.1(j)
Third Party	4.2(a)
Trade Secrets	8.3(k)
Trademarks	8.3(k)
Voting Debt	3.1(b)(iii)
WARN Act	3.1(h)(ii)

SECTION 8.5   Interpretation.  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

SECTION 8.6   Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.7   Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the CDA and the documents and instruments referred to herein) (a)

constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and neither party is relying on any other oral or written representation, agreement or understanding and (b) except for the provisions of Section 5.4 (which are intended to benefit the Indemnified Parties, including Indemnified Parties who or which are not parties hereto) and Section 5.17, is not intended to confer upon any Person other than the parties any rights or remedies.

SECTION 8.8   Governing Law.  This Agreement and any disputes arising out of or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 8.9   Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party.  Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10   Consent to Jurisdiction.  Each of the parties hereto irrevocably (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or the Court of Chancery of the State of Delaware in and for New Castle County Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or the Court of Chancery of the State of Delaware in and for New Castle County Delaware.  Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided, that nothing in this Section 8.10 shall affect the right of any party to serve legal process in any other manner permitted by law.  The consent to jurisdiction set forth in this Section 8.10 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8.10.  The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 8.11   Headings, etc.  The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.12   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without preventing the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Laws in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.13   Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.  Except as set forth herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 8.14   Waiver of Jury Trial.  EACH OF DELTA, MERGER SUB AND NORTHWEST HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF DELTA, MERGER SUB OR NORTHWEST IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

SECTION 8.15   Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in and for New Castle County Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, Delta, Merger Sub and Northwest have caused this Agreement to be executed under seal by their respective officers thereunto duly authorized, all as of the date first written above.

DELTA AIR LINES, INC.

By:	/s/ Richard H. Anderson
	Name:	Richard H. Anderson
	Title:	Chief Executive Officer

NAUTILUS MERGER CORPORATION

By:	/s/ Ed Bastian
	Name:	Ed Bastian
	Title:	President and Chief Operating Officer

NORTHWEST AIRLINES CORPORATION

By:	/s/ Douglas M. Steenland
	Name:	Douglas M. Steenland
	Title:	President and Chief Executive Officer